Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

L-1 Identity Solutions, Inc.

Stamford, Connecticut

We have audited the accompanying consolidated balance sheets of L-1 Identity Solutions, Inc. and subsidiaries (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in shareholders’ equity and comprehensive income (loss), and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of L-1 Identity Solutions, Inc. and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Stamford, Connecticut

February 25, 2009

(May 18, 2009 with respect to the retrospective adoption of accounting principles as described in Note 2)

L-1 IDENTITY SOLUTIONS, INC.

Consolidated Balance Sheets

(In thousands, except numbers of shares)

	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$20,449	$8,203
Accounts receivable, net	105,606	90,210
Inventory	34,509	21,534
Deferred tax asset, net	11,101	13,253
Other current assets	9,628	3,890
Total current assets	181,293	137,090
Property and equipment, net	81,268	23,451
Goodwill	890,977	1,054,270
Intangible assets, net	108,282	184,237
Deferred tax asset, net	23,609	28,315
Other assets, net	24,392	8,232
Total assets	$1,309,821	$1,435,595
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$118,109	$81,549
Current portion of deferred revenue	16,998	12,279
Current portion of long-term debt	19,256	—
Other current liabilities	2,559	2,393
Total current liabilities	156,922	96,221
Deferred revenue, net of current portion	13,323	4,671
Long-term debt, net of current portion	429,235	234,918
Other long-term liabilities	1,861	1,036
Total liabilities	601,341	336,846
Commitments and contingencies
Shareholders’ equity:
Common stock, $0.001 par value; 125,000,000 shares authorized; 86,615,859 and 75,146,940 shares issued at December 31, 2008 and 2007, respectively	87	76
Series A preferred convertible stock, $0.01 par value, 15,107 shares issued and outstanding at December 31, 2008	15,107	—
Additional paid-in capital	1,393,763	1,233,731
Accumulated deficit	(623,251)	(71,657)
Pre-paid forward contract	(69,808)	(69,808)
Treasury stock, 366,815 shares of common stock, at cost	(6,161)	—
Accumulated other comprehensive (loss) income	(1,257)	6,407
Total shareholders’ equity	708,480	1,098,749
Total liabilities and shareholders’ equity	$1,309,821	$1,435,595

The accompanying notes are an integral part of these consolidated financial statements.

L-1 IDENTITY SOLUTIONS, INC.

Consolidated Statements of Operations

(In thousands, except per share data)

	For the Years Ended December 31,
	2008	2007	2006
Revenues:
Services	$282,161	$177,974	$46,968
Solutions	280,711	211,533	117,418
Total revenues	562,872	389,507	164,386
Cost of revenues:
Services	206,998	130,516	36,433
Solutions	163,184	110,820	63,235
Amortization of acquired intangible assets	24,687	27,095	13,861
Total cost of revenues	394,869	268,431	113,529
Gross profit	168,003	121,076	50,857
Operating expenses:
Sales and marketing	37,055	27,719	14,430
Research and development	25,244	18,482	11,589
General and administrative	86,793	62,318	29,953
Asset impairments and merger related expenses	529,683	5,000	22,767
Amortization of acquired intangible assets	2,996	2,519	401
Total operating expenses	681,771	116,038	79,140
Operating income (loss)	(513,768)	5,038	(28,283)
Interest income	288	407	1,770
Interest expense:
Interest on debt	(19,168)	(10,015)	(1,481)
Amortization of deferred financing costs ,debt discount and other	(8,726)	(4,299)	(117)
Other expense, net	(260)	(508)	(122)
Loss before income taxes	(541,634)	(9,377)	(28,233)
Benefit (provision) for income taxes	(9,960)	25,184	(2,804)
Net income (loss)	$(551,594)	$15,807	$(31,037)
Net income (loss) per share:
Basic	$(7.12)	$0.22	$(0.71)
Diluted	$(7.12)	$0.22	$(0.71)
Weighted average common shares outstanding:
Basic	77,518	71,663	43,823
Diluted	77,518	72,385	43,823

L-1 IDENTITY SOLUTIONS, INC.

Consolidated Statements of Changes in Shareholders’ Equity and

Comprehensive Income (Loss)

(In thousands)

	Common Stock	Series A Convertible Preferred Stock	Additional Paid-in Capital	Accumulated Deficit	Pre-paidForward Contract To Purchase Common Stock	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total	Comprehensive Income (Loss)
Balance, January 1, 2006	$29	$—	$333,456	$(56,427)	$—	$—	$(2,398)	$274,660
Exercise of employee stock options	1	—	7,180	—	—	—	—	7,181
Common stock issued for directors’ fees	—	—	288	—	—	—	—	288
Common stock issued under employee stock purchase plan	—	—	53	—	—	—	—	53
Common stock issued for acquisition of Identix, net of issuing costs	43	—	769,931	—	—	—	—	769,974
Fair value of stock options and warrants assumed in merger with Identix	—	—	35,103	—	—	—	—	35,103
Retirement plan contributions paid in common stock	—	—	288	—	—	—	—	288
Stock-based compensation expense	—	—	7,492	—	—	—	—	7,492
Foreign currency translation gain	—	—	—	—	—	—	3,083	3,083	$3,083
Net loss	—	—	—	(31,037)	—	—	—	(31,037)	(31,037)
Comprehensive loss	—	—	—	—	—	—	—	—	$(27,954)
Balance, December 31, 2006	73	—	1,153,791	(87,464)	—	—	685	1,067,085
Exercise of employee stock options	1	—	10,037	—	—	—	—	10,038
Adjustment to fair value of stock options assumed in merger with Identix	—	—	8,520	—	—	—	—	8,520
Common stock issued for acquisition of McClendon	2	—	32,998	—	—	—	—	33,000
Common stock issued for directors’ fees	—	—	545	—	—	—	—	545
Common stock issued under employee stock purchase plan	—	—	2,315	—	—	—	—	2,315
Deferred tax benefit of stock options exercised	—	—	130	—	—	—	—	130
Retirement plan contributions paid in common stock	—	—	261	—	—	—	—	261
Pre-paid forward contract	—	—	—	—	(69,808)		—	(69,808)
Stock-based compensation expense	—	—	9,243	—	—	—	—	9,243
Issuance of convertible Notes			15,891					15,891
Foreign translation gain	—	—	—	—	—	—	5,722	5,722	$5,722
Net income
Comprehensive income	—	—	—	15,807	—	—	—	15,807	15,807
Balance, December 31, 2007	—	—	—	—	—	—	—	—	$21,529
Exercise of employee stock options	76	—	1,233,731	(71,657)	(69,808)	—	6,407	1,098,749
Common stock and stock options issued for acquisition of Bioscrypt	—	—	2,860	—	—	—	—	2,860
Common stock issued to investors	2	—	36,568	—	—	—	—	36,570
Preferred stock issued to investor	8	—	103,857	—	—	—	—	103,865
Common stock issued for directors’ fees	—	15,107	—	—	—	—	—	15,107
Common stock issued under employee stock purchase plan	—	—	582	—	—	—	—	582
Stock options issued for officers’ bonus	1	—	3,313	—	—	—	—	3,314
Deferred tax charge of stock options exercised	—	—	125	—	—	—	—	125
Retirement plan contributions paid in common stock	—	—	(331)	—	—	—	—	(331)
Warrants issued & exercised	—	—	1,294	—	—	—	—	1,294
Repurchase of common stock	—	—	1,481	—	—	—	—	1,481
Stock-based compensation expense	—	—	—	—	—	(6,161)	—	(6,161)
Foreign currency translation loss	—	—	10,283	—	—	—	—	10,283
Fair value of interest rate protection agreement, net of tax	—	—	—	—	—	—	(6,582)	(6,582)	$(6,582)
Net loss	—	—	—	—	—	—	(1,082)	(1,082)	(1,082)
Comprehensive loss	—	—	—	(551,594)	—	—	—	(551,594)	(551,594)
Balance, December 31, 2008	—	—	—	—	—	—	—	—	$(559,258)
	$87	$15,107	$1,393,763	$(623,151)	$(69,808)	$(6,161)	$(1,257)	$708,480

L-1 IDENTITY SOLUTIONS, INC.

Consolidated Statements of Cash Flows

(In thousands)

	For the Years Ended December 31,
	2008	2007	2006
Cash Flow from Operating Activities:
Net income (loss)	$(551,594)	$15,807	$(31,037)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	49,412	39,237	23,360
Stock-based compensation costs	18,064	11,291	8,068
Asset impairments and in process research and development charge	528,577	5,000	17,395
(Benefit) provision for non-cash income taxes	7,548	(25,872)	2,430
Tax effect of stock option exercises	(651	(2,676)	—
Amortization of deferred financing costs and debt discount	8,726	4,299	117
Other	349	119	—
Change in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	179	(9,331)	(20,837)
Inventory	(7,872)	(9,548)	(393
Other assets	(6,418)	655	(1,720)
Accounts payable, accrued expenses and other liabilities	4,762	11,574	14,466
Deferred revenue	1,686	403	712
Net cash provided by operating activities	52,768	40,958	12,561
Cash Flow from Investing Activities:
Acquisitions, net of cash acquired	(320,480)	(132,839)	(154,683)
Capital expenditures	(22,523)	(12,995)	(6,823
Additions to intangible assets	(7,963)	(6,304)	(1,280)
Decrease in restricted cash	47	219	358
Net cash used in investing activities	(350,919)	(151,919)	(162,428)
Cash Flow from Financing Activities:
Net (repayments) borrowings under revolving credit agreement	(84,000)	4,000	80,000
Proceeds from senior convertible notes	—	175,000	—
Proceeds from term loan	295,000	—	—
Debt issuance costs	(14,033)	(6,393)	(2,612)
Principal payments of term loan	(3,750)	—	—
Principal payments of other debt	(1,062)	(766)	(309)
Proceeds from issuance of common stock to investors, net of issuance costs	103,865	—	—
Proceeds from issuance of preferred stock to investor	15,107	—	—
Proceeds from issuance of common stock to employees	2,669	1,838	53
Proceeds from exercise of stock options by employees	2,860	10,038	7,181
Cost of issuance of common stock for Identix acquisition	—	—	(2,012)
Repurchase of common stock	(6,161)	—	—
Payment for pre-paid forward contract	—	(69,808)	—
Other	325	146	—
Net cash provided by financing activities	310,820	114,055	82,301
Effect of exchange rate changes on cash and cash equivalents	(423)	116	174
Net increase (decrease) in cash and cash equivalents	12,246	3,210	(67,392)
Cash and cash equivalents, beginning of year	8,203	4,993	72,385
Cash and cash equivalents, end of year	$20,449	$8,203	$4,993
Supplemental Cash Flow Information:
Cash paid for interest	$15,599	$8,934	$1,294
Cash paid for income taxes	$1,163	$465	$507
Non-cash Transactions:
Common stock issued and options assumed in connection with acquisitions	$36,570	$41,520	$805,077
Warrants issued for patents	$1,305	$—	$—

L-1 IDENTITY SOLUTIONS, INC.

Notes To Consolidated Financial Statements

1. DESCRIPTION OF BUSINESS

L-1 Identity Solutions, Inc. and its subsidiaries (“L-1” or the “Company”) provide identity solutions and services that enable governments, law enforcement agencies and businesses to enhance security, reduce identity theft and protect personal privacy. L-1’s identity solutions are specifically designed for the identification of people and include secure credentialing, biometrics devices, automated document authentication, automated biometric identification systems, and biometrically-enabled background checks, as well as systems design, development, integration and support services. These identity solutions enable L-1’s customers to manage the entire life cycle of an individual’s identity for a variety of applications including civil identification, criminal identification, commercial, border management and security. L-1 also provides comprehensive consulting, training, security, technology development, and information technology solutions to the U.S. intelligence community.

The Company’s identity solutions include products and related services, consisting of hardware, components, consumables and software, as well as maintenance, consulting and training services integral to sales of hardware and software. The Company also provides fingerprinting enrollment services and government consulting, training, security, technology development and information technologies services. A customer, depending on its needs, may order solutions that include hardware, equipment, consumables, software products or services or combine hardware products, consumables, equipment, software products and services to create a multiple element arrangement.

The Company operates in two reportable segments: the Identity Solutions segment and the Services segment. The Identity Solutions segment provides biometric and identity solutions to federal, state and local government agencies, foreign governments and commercial entities. The Services segment provides fingerprinting enrollment services to federal and state governments and commercial enterprises, primarily financial institutions, as well as comprehensive consulting, training, security, technology development and information technology solutions to the U.S. intelligence community.

Reorganization

On May 16, 2007, the Company adopted a new holding company organizational structure in order to facilitate its convertible senior notes (the “Convertible Notes” or “Notes”) offering and the structuring of acquisitions. Pursuant to the reorganization, L-1 Identity Solutions, Inc. became the sole shareholder of its predecessor, L-1 Identity Solutions Operating Company (“L-1 Operating”, previously also known as L-1 Identity Solutions, Inc.). The reorganization has been accounted for as a reorganization of entities under common control and the historical consolidated financial statements of the predecessor entity represent the consolidated financial statements of the Company. The reorganization did not impact the historical carrying amounts of the assets and liabilities of the Company or its historical results of operations and cash flows.

The Company has no operations other than those carried through its investment in L-1 Operating and the financing operations related to the issuance of the Convertible Notes. At December 31, 2008, its assets consist of its investment in L-1 Operating of $869.0 million and deferred financing costs of $3.5 million. Its liabilities consist of Convertible Notes of $155.8 million, accrued interest of $0.8 million and deferred tax liabilities of $7.3 million.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of L-1 and its wholly-owned subsidiaries, after elimination of material inter-company transactions and balances.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant assumptions and estimates relate to the allocation of the purchase price of the acquired businesses, assessing the impairment of goodwill, other intangible assets and property and equipment, revenue recognition, estimating the useful life of long lived assets, income taxes, litigation and valuation of and accounting for financial instruments, including convertible notes, interest rate protection agreements, foreign currency contracts, warrants and stock options. Actual results could differ materially from those estimates.

Computation of Net Income (Loss) per Share

The Company computes basic and diluted net income (loss) per share in accordance with SFAS No. 128, Earnings per Share. Basic net income (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding during the year. Diluted net income (loss) per share is based upon the weighted average number of dilutive common and common equivalent shares outstanding during the year.

The per share amounts do not reflect the impact of weighted outstanding stock options and warrants of 0.7 million, 2.2 million and 5.8 million shares during the years ended December 31, 2008, 2007 and 2006, respectively, as their effect would have been anti-dilutive.

The Company calculates the effect of the Convertible Notes on diluted net income per share utilizing the “if converted” method since the Company has the right to issue shares of common stock to settle the entire obligation upon conversion. For the years ended December 31, 2008 and 2007, the effect was anti-dilutive. Accordingly, approximately 5.5 million shares of common stock issuable at conversion have been excluded from the determination of weighted average diluted shares outstanding.

In connection with the issuance of the Convertible Notes, the Company entered into a pre-paid forward contract with Bear Stearns for a payment of $69.8 million to purchase 3,490,400 shares of the Company’s common stock at a price of $20.00 per share. Pursuant to SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, the number of shares to be delivered under the contract is used to reduce weighted average basic and diluted shares outstanding.

Basic and diluted net incomes (loss) per share calculations for the years ended December 31, 2008, 2007 and 2006 are as follows (in thousands, except per share data):

	2008	2007	2006
Net income (loss)	$(551,594)	$15,807	$(31,037)
Average common shares outstanding:
Basic	77,518	71,663	43,823
Effect of dilutive stock options and warrants	—	722	—
Dilutive	77,518	72,385	43,823
Net income (loss) per share:
Basic	$(7.12)	$0.22	$(0.71)
Diluted	$(7.12)	$0.22	$(0.71)

Revenue Recognition

The Company derives its revenue from sales of solutions that include hardware, components, consumables and software components and related maintenance, technical support, training and installation services integral to sales of hardware and software. The Company also derives revenues from sales of fingerprinting enrollment services and government security and information technologies services. A customer, depending on its needs, may order solutions that include hardware, equipment, consumables, software products or services or combine these products and services to create a multiple element arrangement.

Revenue is recognized in accordance with Statement of Position (“SOP”) No. 97-2, Software Revenue Recognition, Staff Accounting Bulletin (“SAB”) No. 104, Revenue Recognition, Accounting Research Bulletin (“ARB”) 43, Government Contracts or Statement of Position (“SOP “) No. 81-1, Accounting for Construction- Type and Certain Production-Type Contracts and their amendments and interpretations. When a customer arrangement does not require significant production, modification or customization of software does not include certain services considered to be essential to the functionality of the software or is not otherwise within the scope of SOP 81-1, revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collection is probable.

Transactions which typically do not involve significant production, modification or customization of software, or do not otherwise include services considered to be essential to the functionality of the software include:

•Secure Credentialing solutions, primarily to federal and state government customers;

•Sales of hardware products and related maintenance and services;

•Sales of printing system components and consumables including printers, secure coating ribbon, film, and other parts, primarily to federal government customers;

•Sales of portable devices that provide iris and face and fingerprint identification and recognition and related maintenance and services;

•Licenses of off-the-shelf versions of fingerprint, face and iris recognition software and related maintenance and services;

•Sales of software and software developer kits and related maintenance and services;

•Services and software to scan, collect, and transmit fingerprints for identity and background verification;

•Document authentication solutions, which typically include sales of hardware, software, maintenance and support; and

•Information technology and security services provided to U.S. intelligence community.

Many of the Company’s arrangements include multiple elements for which it applies the provisions of the EITF No. 00-21, Revenue Arrangements with Multiple Elements. Such arrangements may include one or more of the following elements: consumables, equipment, hardware, software, rights to additional software, when and if available software, software maintenance, hardware maintenance, hardware replacement, technical support services, training, installation and consulting services. For arrangements that include multiple elements that are not within the scope of SOP No. 97-2, the Company allocates value to each element based on the relative estimated fair value of each element, if fair value exists for each element. For arrangements within the scope of SOP No. 97-2, which do not involve significant modification or customization of the software or otherwise include services that are considered essential to the functionality of the software, the Company allocates value to each element based on its relative fair value, based on vendor specific objective evidence (“VSOE”) of fair value, which is determined based on the prices charged when each element is sold separately, considering renewals and other evidence of fair value, as appropriate. If fair value or VSOE of fair value, if applicable, exists for all undelivered elements, but does not exist for the delivered element, then the residual method is used to allocate value for each element. Under the residual method, each undelivered element is allocated value based on fair value or VSOE of fair value, if applicable, for that element and the remainder of the total arrangement consideration is allocated to the delivered element. If fair value or VSOE of fair value, if applicable, does not exist for all undelivered elements, revenue is deferred until such time as fair value of undelivered elements is established, at which time revenue is recognized for all delivered elements. Revenue for maintenance and support is recognized ratably over the remaining term of any maintenance support period.

For transactions within the scope of SAB No. 104, revenue is generally recognized upon passage of title for product sales, and performance for services, provided the four revenue recognition criteria listed above are met. In certain cases, customer acceptance is required, in which case revenue is deferred until customer acceptance is obtained. If the fee due from the customer is not fixed or determinable, revenue is recognized as payments become due from the customer. If collection is not considered probable, revenue is recognized when the revenue is collected. Maintenance, hardware replacement, technical support revenues are typically recognized ratably over the contract term, which approximates the timing of services rendered. Revenues from security technology, training and similar services, including in revenue earned under time and material, fixed price level of effort and cost reimbursable contracts, is recognized as the services are rendered. Revenue from the collection and transmission of fingerprints for identity and background verification is recognized when the fingerprint is transmitted to applicable background vetting agency. Our arrangements generally do not include a right to return. Expenses on all services are recognized when the costs are incurred.

Revenue related to consumables, equipment and hardware sales that require no installation is recognized in accordance with the terms of the sale, generally when the product is shipped, provided no significant obligations remain and collection of the receivable is deemed reasonably assured. Certain hardware sales to end users require installation subsequent to shipment and transfer of title. Revenue related to hardware sales that are contingent on installation is deferred until installation is complete, title has transferred and customer acceptance has been obtained. When hardware products are sold through authorized representatives, dealers, distributors or other third party sales channels the obligation to install the hardware generally does not remain the Company’s responsibility, but is rather an obligation of the authorized representative, dealer, distributor or other third party and to its ultimate customer. As a result, for sales to third party distributors, revenue is recognized at the time title is transferred, which is generally upon shipment. On rare occasions, the Company is required to install products on behalf of third party distributors. In these cases, revenue is recorded in the same manner as products sold to end users where acceptance of the product by the third party distributor is contingent upon successful installation of the product.

Revenue from software sales and licenses is recognized in accordance with SOP No. 97-2, as amended and interpreted. The Company recognizes revenue of software products when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed and determinable, and the collection is probable and VSOE exists for the undelivered element.

In the event that a multiple element arrangement includes hardware, software and services and the software is more-than-incidental to the arrangement, but not essential to the functionality of the hardware, the company applies the guidance of EITF 03-05, Applicability of AICPA Statement of Position No. 97-2 to Non-Software Deliverables in an Arrangement Containing More-Than-

Incidental Software, which allows the non-software elements and related services to be accounted for under SAB No. 104 and EITF 00-21 and the software elements and related services to be accounted for under SOP No. 97-2.

When multiple-element arrangements otherwise within the scope of SOP No. 97-2 involve significant production, modification or customization of the software, or otherwise involve services that are considered to be essential to the functionality of the software, we apply the contract accounting provisions of SOP No. 97-2 and SOP No. 81-1. When VSOE of fair value exists for software maintenance, technical support or other services in arrangements requiring contract accounting, revenue for software maintenance, technical support and other services is recognized as the services are performed and the rest of the arrangement is accounted for under SOP No. 81-1. When VSOE fair value is not available for such services the entire arrangement is accounted for under SOP No. 81-1 and the related revenue is recognized with the rest of the contract deliverables under the percentage of completion method.

In general, transactions that involve significant production, modification or customization of software, or otherwise include services considered to be essential to the functionality of the software and which are accounted in accordance with SOP 81-1, include:

•Contracts or elements of contracts for the production of drivers’ licenses and other identification credentials that require delivery and installation of customized software, and;

•Identity solutions contracts, typically providing for the development, customization and installation of fingerprinting, face and iris recognition solutions for government agencies, law enforcement agencies and businesses. These contracts are generally for a fixed price, and include milestones and acceptance criteria for the various deliverables under the contract.

In addition, the Company uses contract accounting for government contracts within the scope of ARB No. 43 and SOP No. 81-1.

Revenue for long term contracts within the scope of SOP No. 97-2, SOP No. 81.1 or ARB No. 43 are recognized under the percentage of completion method. The Company measures the percentage of completion using either input measures (e.g., costs incurred) or output measures (e.g., contract milestones), whichever provides the most reliable and meaningful measure of performance in the circumstances. Milestones are specific events or deliverables clearly identified in the contract and can include delivering customized systems, installation and services. When milestone measures are used, revenue is recognized when performance of milestones is achieved. The Company recognizes revenue based on the total milestones billable to the customer less revenue related to any future maintenance service requirements. On contracts where milestones are not used, the Company generally recognizes revenue on a cost-to-cost basis or as the units are delivered, whichever is most appropriate in the circumstances. The cumulative impact of any revision in estimates to complete or recognition of losses on contracts is reflected in the period in which the changes or losses become known. The Company records costs and estimated earnings in excess of billings under these contracts as current assets.

Drivers’ licenses or credentials’ contracts or contract elements within such contracts generally require that we incur up front costs related to software, hardware and other equipment. Such costs are capitalized and are depreciated over the of the contract term life, beginning when the system goes into service. The delivery of credentials or licenses typically requires us to customize, design, and install equipment and software at customer locations, as well as perform training, supply consumables, maintain equipment and provide support services. Costs related to customized software are capitalized during the period we are designing and installing the system and are amortized over the estimated useful life beginning when the system goes into service. Revenue on these contracts is earned based on, and is contingent upon, the production of licenses or credentials utilizing the deployed system and is therefore recognized when the credentials are produced. If contractual arrangements include the sale of consumables on equipment whose title is transferred to the customer, the Company recognizes revenue when title is transferred.

Cash and Cash Equivalents

The Company considers highly liquid investments with original maturities of three months or less at the time of acquisition to be cash equivalents. At December 31, 2008 and 2007, the Company’s cash equivalents consisted of money market accounts and overnight investments with banks.

Financial Instruments

The carrying amounts of accounts receivable, accounts payable and accrued expenses and other current liabilities approximate their fair values due to the short term maturities. The carrying amount of borrowings under the revolving credit agreement approximates fair value since the long-term debt bears interest at variable rates. The fair value of the Convertible Notes and term loan is based on transaction prices. The fair value of interest rate protection agreements and foreign currency forward contracts are determined based the estimated amounts that such contracts could be settled with the counterparty at the balance sheet date. The recorded and fair value amounts are as follows for 2008 and 2007:

	Assets (Liabilities)
	Recorded amount at December 31, 2008	Fair Value at December 31, 2008
Accounts Receivable	$105,606	$105,606
Accounts Payable and Accrued Expenses, Excluding Interest Rate Protection Agreement	(116,327)	(116,327)
Other Current Liabilities	(2,559)	(2,559)
Revolving Credit Facility	—	—
Term Loan	(291,778)	(256,256)
Convertible Notes	(155,777)	(83,895)
Foreign Currency Forward Contracts	435	435
Interest Rate Protection Agreement	(1,782)	(1,782)

	Recorded amount at December 31, 2007	Fair Value at December 31, 2007
Accounts Receivable	90,210	90,210
Accounts Payable and Accrued Expenses	(81,549)	(81,549)
Other Current Liabilities	(2,393)	(2,393)
Revolving Credit Facility	(84,000)	(84,000)
Convertible Notes	(150,918)	(178,458)

Concentrations of Credit Risk

Financial instruments that subject the Company to credit risk primarily consist of cash equivalents and accounts receivable. The Company’s credit risk is managed by investing cash and cash equivalents primarily in high-quality money market instruments. The majority of the Company’s cash and cash equivalents are held at one financial institution.

Accounts receivable are principally due from government agencies and contractors to government agencies. No collateral is required. Accounts receivable are not sold or factored. Billings rendered in connection with work performed are in accordance with the terms of the contract and collateral is not required. Management periodically reviews accounts receivable for possible uncollectible amounts. In the event management determines a specific need for an allowance, a provision for doubtful accounts is provided.

As of December 31, 2008, U.S. Federal Government agencies, directly or indirectly, accounted for 51% of consolidated accounts receivable. As of December 31, 2007, U.S. Federal Government agencies, directly or indirectly accounted for 67% of consolidated accounts receivable.

Inventory and Suppliers

Inventory is stated at the lower of cost or market. L-1 uses the first-in, first-out method to determine costs of inventory. The Company evaluates inventory on a quarterly basis for obsolete or slow-moving items and records the resulting write-downs to cost of revenues. L-1 obtains certain products and services from a limited group of suppliers and contract manufacturers. Reliance on these suppliers and contract manufacturers involves reduced control over quality and delivery schedules and financial instability of these manufacturers or contractors. L-1 may experience delays in manufacturing and shipping products and providing services to customers if it loses these sources or if supplies or services from these sources are delayed. A loss of a supplier could delay sales and increase the Company’s costs.

Property and Equipment

Property and equipment are recorded at cost or at fair value for items acquired under capital leases or in acquisitions. Cost includes capitalized interest for self constructed assets. Depreciation and amortization are calculated using the straight-line methods over the estimated useful lives of the related assets, ranging from 3 to 7 years.

System assets acquired and developed in connection with drivers’ license contracts are depreciated over the estimated useful life of the related contract, ranging from one to seven years, using the straight-line method beginning when the system goes into service. The straight line method approximates the pattern of recognition of the gross revenues over the estimated useful life of the contract. In connection with the acquisition of Digimarc Corporation (“Old Digimarc”) the Company evaluated the useful lives of the system assets of the acquired business, and based on the historical experience of both the Company and Old Digimarc determined that the useful lives of system assets are usually extended beyond the initial term of the contract as the customers routinely exercise their options to extend the contract. Accordingly the Company changed its depreciable lives to take into account renewal options that the Company believes will be exercised. The change in depreciable lives reduced depreciation expense by approximately $1.5 million and is related primarily to the assets acquired in connection with the acquisition of Old Digimarc.

Intangible Assets

Intangible assets primarily consist of completed technology, trade names, customer contracts and relationships and other assets primarily arising from the acquisition of businesses or business assets. These intangible assets are primarily amortized a basis consistent with the timing and pattern of expected cash flows used to value the intangibles, generally on a straight line basis over useful lives ranging from 3 to 25 years.

Goodwill

Pursuant to SFAS No. 142, Goodwill and Other Intangible Assets, the Company tests goodwill for impairment on an annual basis, or between annual tests, in certain circumstances, such as the incurrence of operating losses or a significant decline in earnings associated with the asset. The Company evaluates goodwill for impairment using the two-step process as prescribed in SFAS No. 142. The first step is to compare the fair value of the reporting unit to the carrying amount of the reporting unit. If the carrying amount exceeds the fair value, a second step must be followed to calculate impairment. The Company performs the initial step by comparing the carrying value to the estimated fair value of the reporting units, which is determined by considering future discounted cash flows, market comparables and market transactions, among other factors. Based upon these tests, L-1 determined the fair value of the biometric reporting units were less than their carrying amounts resulting in a goodwill impairment at October 31, 2008, the date of the annual goodwill impairment test. See Note 14.

Long-Lived Assets

The Company evaluates long-lived assets with finite lives, such as intangible assets, property and equipment and certain other assets, for impairment in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. L-1 records an impairment charge whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable from estimated undiscounted future cash flows from the use of these assets. When such impairment is indicated, the related assets are written down to estimated fair value. See Note 14 for impairments recognized in 2008, 2007 and 2006.

Research and Development Costs

Research and development costs are charged to expense as incurred. For the years ended December 31, 2008, 2007 and 2006, the Company received funding under time and materials contracts to perform services for conceptual formulation, design or testing of possible product or process alternatives, which it recorded as an operating expense offset under the requirements of SFAS No. 68, Research and Development Arrangements. The Company received funding of $0.5 million, $0.7 million and $0.4 million during the years ended December 31, 2008, 2007 and 2006, respectively. In certain circumstances the government obtains a royalty free right to use the technology developed under these contracts. The Company generally retains the right to the data and ownership of the results of its own research and development efforts.

In addition, the Company has research and development contracts which are accounted for pursuant to SOP 81-1 and ARB 45. The Company recognized revenue of $6.7 million, $5.9 million and $0.5 million related to these contracts during the years ended December 31, 2008, 2007 and 2006, respectively.

Deferred Financing Costs

Costs incurred in obtaining financing are capitalized and amortized over the term of the related debt. Amortization of deferred financing costs was $8.7 million, $4.3 million and $0.1 million during the years ended December 31, 2008, 2007, and 2006, respectively.

Software Costs

The Company reviews software development costs incurred in accordance with the provisions of SFAS No. 86, which requires that certain costs incurred in the development of computer software to be sold or leased be capitalized once technological feasibility is reached. During the years ended December 31, 2008, 2007 and 2006, the Company capitalized $6.9 million, $3.5 million and $0.9 million, respectively, in software development costs, which is being amortized over three to five years. L-1 recorded amortization expense of $2.4 million, $0.4 million and $0.1 million related to these assets during the years ended December 31, 2008, 2007 and 2006, respectively.

Costs related to software developed for internal use are expensed as incurred until the application development stage has been reached pursuant to the provisions of SOP No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. Costs for externally purchased software are capitalized and depreciated over their estimated useful life not to exceed five years. Costs for self constructed assets includes capitalized interest.

Warranty

The Company provides a warranty for manufacturing and material defects on hardware sold. A reserve for warranty costs, based on estimates utilizing projected costs to repair units, is recorded and periodically adjusted to reflect actual experience. See Note 3.

Income Taxes

The Company accounts for income taxes under SFAS No. 109, Accounting for Income Taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using currently enacted tax rates. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The deferred tax asset valuation allowance is increased or reduced when the Company, based on taxable income in the appropriate character and jurisdiction determines it is more likely than not that the recorded amounts of the deferred tax benefits will be realized. Prior to the effective date of SFAS No. 141 (R) the release of the valuation allowance was recorded either as a benefit in the income statement or as a reduction of goodwill if the reduction was related to pre-acquisition net operating loss carryforwards. After the effective date of SFAS No. 141 (R) the release of the valuation allowance will be reflected in net income.

During the fourth quarter of 2008, management evaluated the adequacy of the valuation allowance in light of the results for the year and determined that, based on the cumulative results of operations for the three years ended December 31, 2008, after considering items that do not enter in the determination of taxable income, and the likely future operating results, it was more likely than not that the portion of the tax benefits of its net operating loss carryforwards that would not be realized would be higher than previously recorded. As a result, the Company increased the deferred tax asset valuation allowance to reflect the estimated tax benefits it expects to realize.

It is possible that, depending on the cumulative results of operations for the three year period ending of December 31, 2009 after considering items that do not enter in the determination of taxable income, and the then likely operating results, the valuation allowance may be increased or decreased.

During the fourth quarter of 2007, the Company determined that based on the cumulative results of operations for the three years ended December 31, 2007, after considering items that do not enter in the determination of taxable income, and the expected future operating results, it was more likely than not that the Company would realize a substantial portion of the deferred tax benefits of its net operating loss carryforwards. As a result, the Company reduced its previously recorded deferred tax asset valuation allowance to reflect the estimated benefits it expected to realize. Approximately $21.8 million of the benefit was recognized in the statement of operations and $35.4 million was recorded as a reduction of goodwill.

In July 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109, which is effective for fiscal years beginning after December 15, 2006. The interpretation provides that a tax position is recognized if the enterprise determines that it is more likely than not that a tax position will be sustained based on the technical merits of the position, on the presumption that the position will be examined by the appropriate taxing authority that would have full knowledge of all relevant information. The tax position is measured at the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. The interpretation also provides guidance on derecognition, classification, interest and penalties, accounting for interim periods and transition. The adoption of Interpretation No. 48 on January 1, 2007 did not have a material impact on the consolidated financial statements.

Foreign Currency Translation and Transactions

Assets and liabilities of L-1’s operations in Germany and Canada are denominated in Euros and Canadian dollars, respectively, which are also the functional currency and are translated into U.S. dollars at exchange rates as of each balance sheet date. Income and expense accounts are translated into U.S. dollars at the average rates of exchange prevailing during the periods presented. Adjustments resulting from translating foreign currency financial statements into U.S. dollars of operations whose functional currencies are the local currency are included in accumulated other comprehensive income or loss as a separate component in shareholders’ equity. The functional currency of the Company’s Mexican operations is the U.S. dollar. Accordingly, monetary assets and liabilities are re-measured to U.S. dollars at the balance sheet date with the gain or loss reflected in income. Non-monetary assets and liabilities are re-measured in U.S. dollars at historical rates.

From time to time, the Company utilizes foreign currency forward contracts for specific purchase obligations denominated in foreign currencies. All gains and losses resulting from the change in fair value of the contracts are recorded in operations. For the year ended December 31, 2008, other expense, net, included a loss of approximately $0.2 million, consisting of realized and unrealized gains and losses related to foreign currency transactions and balances. For the year ended December 31, 2007, the Company did not utilize any foreign currency forward contracts. For the year ended December 31, 2006, other expense, net, included approximately a loss of $0.1 million and was the result of realized and unrealized gains and losses related to foreign currency transactions and balances. None of the foreign currency forward contracts were terminated prior to settlement. The fair value of forward currency contracts at December 31, 2008 resulted in an unrealized gain of $0.4 million.

Stock-Based Compensation

On January 1, 2006, L-1 adopted SFAS No. 123(R), Share-Based Payment, which requires share-based payment transactions to be accounted for using a fair value-based method and the recognition of the related expense in the results of operations. Under the provisions of SFAS No. 123(R), stock-based compensation cost is estimated at the grant date based on the fair value of award and compensation cost is recognized as an expense over the requisite service period of the award, generally the vesting period. The estimated fair value of non-vested stock awards was determined on the date of the grant.

The modified prospective method of transition adopted by the Company requires compensation expense related to share based payments to be recognized beginning on the adoption date over the vesting period for awards granted after January 1, 2006 and over the remaining service period for the unvested portion of awards granted prior to January 1, 2006.

L-1 uses the Black-Scholes valuation model to estimate the fair value of option awards. Determining the appropriate fair value model and related assumptions requires judgment, including estimating common stock price volatility, forfeiture rates and expected terms. The expected volatility rate is based on the historical volatility of the Company’s common stock. During 2007, the Company reviewed the historical volatility of its common stock and began using a weighted average method that more accurately reflects that volatility. The expected life of options is based on the average life of 6.3 years pursuant to the guidance from SAB No. 107. The Company estimated forfeitures when recognizing compensation expense based on historical rates. In the fourth quarter of 2008, the Company updated its forfeiture rate assumption, which resulted in a immaterial credit to compensation expense. The risk free interest rate is based on the 7 year treasury security as it approximates the estimated 6.3 year expected life of the options. The Company updates these assumptions on at least an annual basis and on an interim basis if significant changes to the assumptions are warranted.

Stock-based compensation for 2008, 2007 and 2006 was $18.1 million, $11.3 million and $8.1 million, respectively, and includes $0.7 million in 2008 and $0.6 million in each year for 2007 and 2006 related to restricted stock compensation. Stock-based compensation also includes $0.3 million, $0.6 million and $0.2 million for 2008, 2007 and 2006, respectively, for incentive compensation settled or to be settled in common stock and fully vested stock options, as well as stock based compensation related to Company’s retirement plan contributions settled or to be settled common stock of $6.5 million, $0.3 million, and $0.3 million for 2008, 2007, 2006, respectively. The Company has recognized all compensation expense in the consolidated statements of operations for 2008, 2007 and 2006 and did not capitalize any such costs. The following table presents stock-based compensation expense included in the consolidated statements of operations (in thousands):

	Year Ended December 31, 2008	Year Ended December 31, 2007	Year Ended December 31, 2006
Cost of revenues	$6,048	$803	$553
Research and development	1,814	1,167	766
Sales and marketing	1,818	1,806	752
General and administrative	8,384	7,515	2,772
Merger related expenses	—	—	3,225
Stock-based compensation	$18,064	$11,291	$8,068

Advertising Costs

Advertising costs are charged to expense as incurred. Advertising expense for the years ended December 31, 2008, 2007 and 2006 were $0.3 million, $1.4 million and $0.4 million, respectively.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, SFAS No. 157, as amended, defines fair value, establishes a framework for measuring fair value in accordance with accounting principles generally accepted in the United States of America, and expands disclosures about fair value measurements. With respect to financial assets and liabilities, SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. In February 2008, the FASB determined that an entity need not apply this standard to nonfinancial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis until fiscal years beginning after November 15, 2008. Accordingly, the Company’s adoption of this standard on January 1, 2008, was limited to financial assets and liabilities and did not have a material effect on the Company’s financial condition or results of operations. The Company is still in the process of evaluating the impact of this standard with respect to its effect on nonfinancial assets and liabilities and has not yet determined the impact that it will have on the consolidated financial statements upon full adoption.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, which permits entities to choose to measure certain financial assets and liabilities at fair value. SFAS No. 159 is effective for years beginning after November 15, 2007. The Company has not adopted the fair value option method permitted by SFAS No. 159.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements-on Amendment of ARB No. 51. SFAS No. 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary. SFAS No. 160 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim statements within those fiscal years. Among other things, SFAS No. 160 requires noncontrolling interest to be included as a component of shareholders’ equity. The Company does not currently have any material noncontrolling interests.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities. SFAS No. 161 provides guidance about the location and amounts of derivative instruments disclosed in an entity’s financial statements; how derivative instruments and related hedged items are accounted for under SFAS No. 133, Derivatives Implementation; and how derivative instruments and related hedged items affect its financial position, financial performance, and cash flows. SFAS No. 161 requires disclosure of the fair values of derivative instruments and their gains and losses in a tabular format. It also provides more information about an entity’s liquidity by requiring disclosure features that are credit risk-related. Finally, it requires cross-referencing within footnotes to enable financial statement users to locate important information about derivative instruments. SFAS No. 161 is effective for financial statements issued for annual and interim periods beginning after November 15, 2008. The adoption of this standard is not expected to have a material impact on the consolidated financial statements.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles. SFAS No. 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board Auditing amendments to AU Section 411, The Meaning of “Present Fairly in Conformity with Generally Accepted Accounting Principles”. The SEC approved such amendments on September 16, 2008; accordingly the standard became effective on November 15, 2008. SFAS No. 162 is intended to improve financial reporting by identifying a consistent hierarchy for selecting accounting principles to be used in preparing financial statements that are presented in conformity with accounting principles generally accepted in the United States of America. The adoption of this standard did not have a material impact on the consolidated financial statements.

Adoption of New Accounting Standards

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations, which establishes standards for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. SFAS No. 141(R) also provides guidance for recognizing and measuring the goodwill acquired in the business combination and for information to disclose. Among other things, SFAS No. 141(R) requires securities issued to be valued as of the acquisition date, transaction costs incurred in connection with an acquisition be expensed, except acquiree costs that meet the criteria of SFAS No. 146, contingent consideration be recognized at fair value as of the date of acquisition with subsequent changes reflected in income, and in-process research and development be capitalized as an intangible asset. The Company adopted the provisions of SFAS No. 141(R) effective January 1, 2009. As a result of the adoption of SFAS 141(R), the Company retroactively expensed previously deferred transaction costs of $0.1 million. We expect that the adoption of SFAS 141(R) will likely have a continuing material impact in future years.

In May 2008, the FASB issued FASB Staff Position (FSP) No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (the FSP No. APB 14-1). This FSP required the Company to separately account for the liability and equity components of the Company’s 3.75% Convertible Notes in a manner that results in recording interest expense using the Company’s nonconvertible debt borrowing rate for such debt, which the Company estimated to be 7.5%. The associated discount is amortized using the effective interest rate method over five years from the date of the debt issuance. The Company adopted the FSP on January 1, 2009, and applied its provisions retrospectively to all periods presented. The following summarizes the impact of the adoption of the provisions of the standard and FAS 141(R) to the periods indicated:

Statement of Operations (in thousands):

	Year Ended December 31,		Year Ended December 31,
	2008 Previously Reported	2008 Revised	2007 Previously Reported	2007 Revised

General and administrative expenses	$86,721	$86,793	$62,279	$62,318
Total operating expenses	681,699	681,771	115,999	116,038
Operating (loss) income	(513,696)	(513,768)	5,077	5,038
Amortization of deferred financing, debt discount and other	(4,178)	(8,726)	(1,296)	(4,299)
(Loss) income before income taxes	(537,014)	(541,634)	(6,335)	(9,377)
Income taxes (provision) benefit	(11,690)	(9,960)	24,001	25,184
Net income (loss)	(548,704)	(551,594)	17,666	15,807
Basic income(loss) Per Share	(7.08)	(7.12)	0.25	0.22
Diluted income (loss) Per Share	(7.08)	(7.12)	0.24	0.22

Balance Sheet (in thousands):

	Years Ended December 31,
	2008		2007
	Previously Reported	Revised	Previously Reported	Revised

Other assets	$25,214	$24,392	$9,304	$8,232
Deferred tax asset, net	30,868	23,609	37,293	28,315
Total assets	1,317,902	1,309,821	1,445,645	1,435,594
Long-term debt	448,458	429,235	259,000	234,918
Total liabilities	620,564	601,341	360,928	336,846
Additional paid-in-capital	1,377,872	1,393,763	1,217,840	1,233,731
Accumulated deficit	(618,502)	(623,251)	(69,798)	(71,657)
Total shareholders’ equity	697,338	708,480	1,084,717	1,098,748
Total liabilities and shareholders’ equity	1,317,902	1,309,821	1,445,645	1,435,594

Statement of Cash Flows (in thousands):

	Years Ended December 31,
	2008		2007
	Previously		Previously
	Reported	Revised	Reported	Revised

Net income (loss)	$(548,704)	$(551,594)	$17,666	$15,807
(Benefit) provision for non-cash income taxes	9,278	7,548	(24,689)	(25,872)
Amortization of deferred financing costs, debt discount and other	4,178	8,726	1,296	4,299
Other assets	(6,490)	(6,418)	616	655

As previously reported financial data included in these consolidated financial statements to the extent affected have been revised to reflect the retroactive adoption of the accounting standards.

3. ADDITIONAL FINANCIAL INFORMATION

Property and equipment

Property and equipment comprised the following as of December 31, 2008 and 2007 (in thousands):

	December 31,		Weighted Average
	2008	2007	Useful Life
System assets	$85,089	$52,101	3-7 years
Computer and office equipment	7,046	9,213	3-5 years
Machinery and equipment	18,043	2,467	2 years
Construction in progress	20,261	—
Leasehold improvements	1,217	1,693	5 years
Other- including tooling and demo equipment	1,880	3,991	2-5 years
	133,536	69,465
Less, accumulated depreciation	52,268	46,014
	$81,268	$23,451

Depreciation expense on property and equipment for the years ended December 31, 2008, 2007 and 2006 was $21.7 million, $9.1 million and $8.5 million, respectively.

Included in the asset impairment charges for 2008 is $3.4 million related to certain biometrics property and equipment. See Note 14 to the consolidated financial statements.

Inventory

Inventory comprised the following as of December 31, 2008 and 2007 (in thousands):

	December 31,
	2008	2007
Purchased parts and materials	$27,218	$$12,772
Work in progress	1,171	386
Finished goods	6,120	8,376
	$34,509	$$21,534

Approximately $6.4 million and $3.5 million of inventory at December 31, 2008 and 2007, respectively, were held at customer sites.

Goodwill

Goodwill comprises the following for the years ended December 31, 2008, 2007 and 2006 (in thousands):

	Identity Solutions	Services	Total
Balance, January 1, 2006	$93,853	$58,371	$152,224
Identix merger	659,550	—	659,550
Iridian acquisition	28,126	—	28,126
SecuriMetrics acquisition	29,294	—	29,294
SpecTal acquisition	—	78,994	78,994
Other	2,612	643	3,255
Balance, December 31, 2006	813,435	138,008	951,443
ComnetiX acquisition	—	15,046	15,046
ACI acquisition	—	49,761	49,761
McClendon acquisition	—	54,723	54,723
Additions (reductions) of deferred tax asset valuation allowance	(35,951)	560	(35,391)
Other, net	7,111	11,577	18,688
Balance, December 31, 2007	784,595	269,675	1,054,270
Reclassification of ComnetiX products business	9,780	(9,780)	—
Bioscrypt acquisition	39,440	—	39,440
Old Digimarc acquisition	228,967	—	228,967
Impairment charges	(430,000)	—	(430,000)
Other, net	(3,655)	1,955	(1,700)
Balance, December 31, 2008	$629,127	$261,850	$890,977

See Note 14 to the consolidated financial statements for discussion of impairment of goodwill.

As of December 31, 2008, approximately $168.0 million of goodwill was deductible for income tax purposes.

Intangible assets

Intangible assets comprise the following as of December 31, 2008 and 2007 (in thousands):

	December 31, 2008		December 31, 2007
	Cost	Accumulated Amortization	Cost	Accumulated Amortization

Acquisition related intangibles:	$14,606	$(2,18)	$121,207	$(27,210)
Completed technology	340	(11)	5,600	(2,015)
Core technology	7,168	(1,463)	28,514	(2,456)
Trade names and trademarks	103,852	(22,509)	65,583	(15,808)
Customer contracts and relationships	125,966	(26,170)	220,904	(47,489)
	16,029	(7,543)	14,166	(3,344)
Non-acquisition related intangibles	$141,995	$(33,713)	$235,070	$(50,833)

Amortization of intangible assets for the years ended December 31, 2008, 2007 and 2006, was $27.7 million, $30.1 million and $14.3 million, respectively. Amortization of acquisition related intangible assets for the subsequent five years and thereafter is as follows: $9.4 million, $8.8 million, $7.9 million, $7.0 million, $6.5 million and thereafter is $60.2 million, respectively.

In 2008, the Company recorded an impairment of $95.2 million for intangible assets, substantially all of which is related to its biometrics business. In 2007, the Company recorded an impairment of $5.0 million for intangible assets related to certain acquired product lines, also related to the biometrics business. In 2006, following the merger with Identix, the Company evaluated its long-lived assets in light of the strategy and plans of the combined company. In that connection, the Company recorded an impairment of $10.5 million. See Note 14 for description of the impairments.

Accounts payable and accrued expenses

Accounts payable and accrued expenses comprise the following as of December 31, 2008 and 2007 (in thousands):

	December 31,
	2008	2007
Accounts payable	$48,601	$38,396
Accrued compensation	16,123	13,380
Accrued vacation	7,874	6,798
Accrued subcontractor costs	7,668	3,091
Accrued professional services	7,196	5,905
Accrued retirement plan contributions	5,701	3,887
Other	24,946	10,092
	$118,109	$81,549

Warranty reserves

The activity in the warranty reserves for the years ended December 31, 2008, 2007 and 2006 comprises the following (in thousands):

December 31,
Balance, January 1, 2006	$34
Acquisitions	1,445
Provisions	787
Charges	(606)
Balance, December 31, 2006	1,660
Provisions	619
Charges	(1,634)
Balance, December 31, 2007	645
Provisions	132
Charges	(30)
Balance, December 31, 2008	$747

Accounts receivable reserves

The activity in the accounts receivable reserves for the years ended December 31, 2008, 2007, and 2006 comprises the following (in thousands):

Balance, January 1, 2006	$1
Additions	682
Balance, December 31, 2006	683
Additions	571
Write-offs	(40)
Balance, December 31, 2007	1,214
Additions	825
Write-offs	(261)
Balance, December 31, 2008	$1,778

Products and Services Revenues

The following provides details of the products and services revenues for the years ended December 31, 2008, 2007 and 2006 (in thousands):

	2008	2007	2006
U.S. Federal government services	$204,738	$116,973	$13,101
Hardware and consumables	137,590	126,537	56,079
State and local government services	145,146	92,324	65,787
Software, licensing fees and other	46,126	29,093	20,115
Maintenance	29,272	24,580	9,304
Total revenues	$562,872	$389,507	$164,386

4. RELATED PARTY TRANSACTIONS

Aston Capital Partners, L.P. (“Aston”), an affiliate of L-1 Investment Partners LLC and Lau Technologies (“Lau”), an affiliate of Mr. Denis K. Berube, a member of the board of directors of the Company, own approximately 8.8%, and 1.0%, respectively, of L-1’s outstanding common stock. Mr. Robert LaPenta, Mr. James DePalma, Mr. Joseph Paresi and Ms. Doni Fordyce, each executive officers of the Company, directly and indirectly hold all the beneficial ownership in L-1 Investment Partners LLC and Aston Capital Partners GP LLC, the investment manager and general partner of Aston. Mr. LaPenta is also the Chairman of the Board of Directors and Chief Executive Officer and President of the Company. Mr. DePalma is also the Chief Financial Officer and Treasurer of the Company.

On August 5, 2008, Mr. Robert LaPenta purchased 750,000 shares of L-1 common stock and 15,107 shares of Series A Preferred Stock, which are convertible into 1,145,337 shares of L-1 common stock.

The Company has consulting agreements with Mr. Berube and his spouse, Ms. Joanna Lau, under which each receives annual compensation of $0.1 million. Each agreement terminates on the earlier of January 10, 2012 or commencement of full time employment elsewhere. During the years ended December 31, 2008, 2007 and 2006, $0.2 million each year was paid in the aggregate to Mr. Berube and Ms. Lau in connection with the agreements. Under the terms of a 2002 acquisition agreement with Lau Security Systems, the Company is obligated to pay Lau a royalty of 3.1% on certain of its face recognition revenues through June 30, 2014, up to a maximum of $27.5 million. Royalty expense included in cost of revenues was approximately $0.1 million for each of the years ended December 31, 2008, 2007 and 2006, respectively.

In connection with the merger with Identix, Aston and L-1 agreed in principle that the Company may, subject to approval of the Company’s board of directors, purchase AFIX Technologies, Inc. (“AFIX”) a portfolio company of Aston, which provides fingerprint and palmprint identification software to local law enforcement agencies, at fair market value to be determined by an independent appraiser retained by the Company’s board of directors. A committee of the Board of Directors has been appointed to evaluate a potential transaction. The Company and AFIX are involved in an informal arrangement to market each other’s products and are negotiating to formalize the arrangements in a written agreement. Receivables and payables from AFIX at December 31, 2008 were at $0.1 million and $0.1 million, respectively. Sales and purchases from AFIX for 2008 were $0.1 million and $0.2 million, respectively.

In connection with the relocation of the corporate headquarters of the Company in the third quarter of 2006 to the offices of L-1 Investment Partners LLC in Stamford, Connecticut, the Company entered into a sublease with L-1 Investment Partners LLC under which the Company will reimburse L-1 Investment Partners LLC for the rent and other costs payable by the Company. For the years ended December 31, 2008, 2007 and 2006, the Company incurred costs of $0.8 million, $0.7 million and $0.1 million, respectively, related to sublease agreement.

In connection with the merger with Identix, the Company entered into an agreement with Bear Stearns Companies, Inc. (“Bear Stearns”), subsequently acquired by JP Morgan Chase & Co., pursuant to which Bear Stearns would provide financial advisory services related to the merger through August 2008. The spouse of Ms. Fordyce, Executive Vice President, Corporate Communications of the Company was an executive and senior investment banker at Bear Stearns involved with the engagement and has a personal investment in Aston. Pursuant to the letter agreement, Bear Stearns received $2.5 million upon the closing of the merger, plus expense reimbursement, as well as exclusive rights to act as underwriter, placement agent and/or financial advisor to the Company with respect to certain financings and other corporate transactions until August 2008. The Company waived any claims it may have against Bear Stearns with respect to any actual or potential conflicts of interest that may arise with respect to these relationships in the context of the Bear Stearns engagement.

Prior to August 5, 2008, Bear Stearns was a party to the revolving credit agreement under which it was paid $0.6 million, $1.2 million and $0.3 million in interest for the years ended December 31, 2008, 2007 and 2006, respectively. In addition, Bear Stearns was an initial purchaser of the Convertible Notes issued on May 17, 2007 for which it received an aggregate discount of $4.8 million. Also on May 17, 2007, the Company entered in a pre-paid forward contract with Bear Stearns to purchase approximately 3.5 million shares of the Company’s common stock for $69.8 million to be delivered in May 2012. Bear Stearns acted as the broker for the purchase of 362,000 shares of the Company’s common stock in January 2008 and received a commission of 2 cents per share.

The Company has employment and non-competition agreements with all of its executive officers. Such agreements provide for employment and related compensation and restrict the individuals from competing with the Company. The agreements also provide for the grant of stock options under the Company’s stock option plans and for severance upon termination under circumstances defined in such agreements.

As a condition to the closing of the Identix merger, the Company and L-1 Investment Partners LLC entered into a Termination and Noncompete Agreement which, among other things, (1) terminated all arrangements whereby L-1 Investment Partners LLC and its affiliates provided financial, advisory, administrative or other services to the Company or its affiliates, and (2) prohibits L-1 Investment Partners LLC and its affiliates from engaging or assisting any person that competes directly or indirectly with the Company in the business of biometric, credentialing and ID management business anywhere in the United States or anywhere else in the world where the Company does business, or plans to do business or is actively evaluating doing business during the restricted period; provided however that the foregoing does not restrict L-1 Investment Partners LLC and its affiliates from retaining its investment in and advising AFIX Technologies, Inc. The restricted period runs co-terminously with the term of Mr. LaPenta’s employment agreement with the Company, dated as of August 29, 2006, and for a twelve month period following the expiration of the term of Mr. LaPenta’s employment agreement. On April 23, 2007, the Company entered into an employee arrangement with Mr. Robert LaPenta, Jr., the son of the Company’s Chief Executive Officer, to serve as Vice President, M&A/Corporate Development.

In connection with the acquisition of Integrated Biometric Technology, Inc. (“IBT”) in December 2005, the Company issued warrants to purchase 440,000 shares of common stock with an exercise price of $13.75 per share to L-1 Investment Partners LLC, of which 280,000 expired unexercised in December 2008 and 160,000 may become exercisable subject to review by the Board of Directors.

In December 2005, Aston completed a $100.0 million investment in and became the beneficial owner of more than 5% of L-1’s outstanding common stock. In accordance with the terms of the investment agreement, L-1 issued to Aston warrants to purchase an aggregate of 1,600,000 shares of L-1’s common stock at an exercise price of $13.75 per share, which expired unexercised in December 2008.

5. LONG-TERM DEBT AND FINANCING ARRANGEMENTS

Long-term debt comprises the following (in thousands):

	December 31, 2008	December 31, 2007
$175.0 million aggregate principal amount 3.75% Convertible Senior Notes due May 15, 2020	$175,000	$$175,000
Borrowings under revolving credit agreements	—	84,000
Borrowings under term loan	296,250	—
Capital leases	936	—
	472,186	259,000
Less: Unamortized original issue discount on term loan	4,472	—
Unamortized discount on convertible notes	19,223	24,082
Current portion of long-term debt	19,256	—
	$429,235	$$234,918

Principal payments on long-term debt and financing arrangements for the subsequent five years are as follows: $18.8 million, $37.5 million, $60.0 million, $253.8 million, and $101.2 million. Payments on capital leases all due in the subsequent three years are as follows: $0.5 million, $0.3 million, and $0.1 million.

Credit Agreement

On August 5, 2008, L-1 entered into a Second Amended and Restated Credit Agreement (the “Credit Agreement”), among L-1 Identity Operating, L-1, Bank of America, N.A., Wachovia Bank, National Association, Banc of America Securities LLC and Wachovia Capital Markets LLC, Royal Bank of Canada, Societe Generale and TD Bank, N.A. to amend and restate the Amended and Restated Credit Agreement, by and among L-1, Bank of America, N.A. (“Administrative Agent”), Bear Stearns Corporate Lending, Inc., Bear Stearns & Co., Inc., Banc of America Securities LLC, Wachovia Bank, N.A. and Credit Suisse, Cayman Islands Branch. The Credit Agreement provides for a senior secured term loan facility in an aggregate principal amount of up to $300.0 million, with a term of five years, and a senior secured revolving credit facility in an aggregate principal amount of up to $135.0 million. The proceeds of the senior secured facilities were used to (i) fund, in part, the purchase price paid, and fees and expenses incurred, in connection with the acquisition of Old Digimarc, (ii) repay L-1’s existing revolving credit facility and (iii) provide ongoing working capital and fund other general corporate purposes of L-1. As of December 31, 2008, the Company has approximately $120.5 million available under its revolving credit facility, net of letters of credits of $14.5 million, subject to continuing compliance with the covenants contained in the agreement.

Under the terms of the senior secured credit facility the Company has the option to borrow at LIBOR (subject to a floor of 3%) plus 2.75% to 4.5% per annum or at prime (subject to a floor of 2%) plus 1.75% to 3.5% per annum. L-1 is required to pay a fee of 0.5% on the unused portion of the revolving credit facility. The senior secured term loan facility requires quarterly principal payments beginning at 5.0% of the outstanding borrowings under such facility for the initial year, increasing over the duration of the facility. All obligations of L-1 Operating under the Credit Agreement are guaranteed on a senior secured basis by L-1 and by each of L-1’s existing and subsequently acquired or organized direct or indirect wholly-owned subsidiaries (subject to certain exceptions). At December 31, 2008, the variable interest rate was based on three month LIBOR plus 4.5% or 7.5%. Subsequent to December 31, 2008, the interest rate was changed to 6.75%.

L-1 is required to maintain the following financial covenants under the Credit Agreement:

•As of the end of any fiscal quarter, the ratio of Consolidated EBITDA (as defined in the Credit Agreement) for the period of four consecutive fiscal quarters ending on or immediately prior to such date to the sum of (i) Consolidated Interest Charges (as defined in the Credit Agreement), of L-1 Operating and its consolidated subsidiaries paid or payable in cash during the period of four consecutive fiscal quarters ended on or immediately prior to such date, plus (ii) Consolidated Debt Amortization (as defined in the Credit Agreement) as of such date, shall not be less than 2.25:1.00; and at December 31, 2008 the ratio was 3.19:1.00.

•As of the end of any fiscal quarter, the ratio of L-1 Operating’s Consolidated Funded Indebtedness (as defined in the Credit Agreement, which excludes standby letters of credit issued in connection with performance bonds) as of such date to its Consolidated EBITDA (as defined in the Credit Agreement) for the period of four consecutive fiscal quarters ended on or immediately prior to such date, may not be more than: (i) 3.25:1.00 from the Closing Date (as defined in the Credit Agreement) to and including March 10, 2010, (ii) 3.00:1.00 from March 11, 2010 to March 30, 2011, and (iii) 2.75:1.00 at the end of each fiscal quarter thereafter. At December 31, 2008 the ratio was 2.86:1.00.

Under the terms of the Credit Agreement, L-1 Operating may incur, assume or guarantee unsecured subordinated indebtedness in an amount up to $200.0 million, provided that no default or event of default shall have occurred or would occur as a result of the incurrence of such subordinated debt and the borrower and its subsidiaries are in pro forma compliance, after giving effect to the incurrence of such subordinated debt, with each of the covenants in the Credit Agreement, including, without limitation, the financial covenants mentioned above. Pursuant to the terms of the Credit Agreement, L-1 may incur, assume or guarantee any amount of unsecured subordinated indebtedness, provided, that no default or event of default shall have occurred or would occur as a result of the incurrence of such subordinated debt and the pro forma Consolidated Leverage Ratio (as defined in the Credit Agreement) of L-1 and its subsidiaries after giving effect to the incurrence of such subordinated debt shall be less than 4.75:1.00. The Credit Agreement limits the ability of L-1 to (i) pay dividends or other distributions or repurchase capital stock, (ii) create, incur, assume or suffer to exist any indebtedness, (iii) create, incur, assume or suffer to exist liens upon any of its property, assets or revenues, (iv) sell, transfer, license, lease or otherwise dispose of any property, (v) make or become legally obligated to make capital expenditures above certain thresholds, (vi) make investments, including acquisitions, and (vii) enter into transactions with affiliates. These covenants are subject to a number of exceptions and qualifications. The Credit Agreement provides for events of default which include (subject in certain cases to grace and cure periods), among others: nonpayment, breach of covenants or other agreements in the Credit Agreement or the other Loan Documents (as defined in the Credit Agreement), payment defaults or acceleration of other indebtedness, failure to pay certain judgments, inability to pay debts as they become due and certain events of bankruptcy, insolvency or reorganization. Generally, if an event of default occurs, the Administrative Agent may, with the consent of the Required Lenders (as defined in the Credit Agreement) declare all outstanding indebtedness under the Credit Agreement to be due and payable.

In October 2008, the Company entered into an interest rate protection agreement to reduce its exposure to the variable interest rate payments on its term loan. The interest rate protection agreement has a notional amount of $62.5 million, and expires in November, 2011. Under the term of the agreement, the Company pays the counter party a fixed rate of 4.1% and receives variable interest based on three-month LIBOR (subject to a floor of 3.0%) The counterparty to this agreement is a highly rated financial institution. In the unlikely event that the counterparties fail to meet the terms of the interest rate swap agreement, the Company’s exposure is limited to the interest rate differential on the notional amount at each quarterly settlement period over the life of the agreements. We do not anticipate non-performance by the counterparties.

In accordance with SFAS No. 133 Accounting for Derivatives and Hedging Activities, at its inception the company designated the agreement as a cash flow hedge of the interest payments due under the term loan, and deemed the hedge effective. The fair value of the interest rate protection agreement is the estimated amount that we would pay or receive to terminate the agreement at the reporting date, taking into account current interest rates, the market expectation for future interest rates and our current creditworthiness. At December 31, 2008 the fair value resulted in an unrealized loss of $1.8 million, which is reflected in accumulated other comprehensive income for the year ended December 31, 2008, net of the related tax effect of $0.7 million. It is expected that approximately $0.6 million of the unrealized loss will be reflected in net income for the year ending December 31, 2009.

Convertible Senior Notes

On May 17, 2007, the Company issued $175.0 million of Convertible Notes with a conversion feature which allows the Company the option to settle the debt either in shares of common stock or to settle the principal amount in cash and the conversion spread in cash or common stock. The proceeds of the Convertible Notes offering, net of deferred financing costs amounted to $168.7 million. Pursuant to the provisions of SFAS No. 133, EITF 90-19 and EITF 01-06, the embedded conversion feature has not been deemed a derivative since the conversion feature is indexed to the Company’s stock and would be classified as equity.

The Notes are governed by an indenture, dated May 17, 2007 (the “Indenture”), between the Company and The Bank of New York, as trustee. The Notes will be convertible only under certain circumstances, as described below. If, at the time of conversion, the daily volume-weighted average price per share for a 25 trading day period calculated in accordance with the Indenture (as defined in greater detail in the Indenture, “VWAP”) of the Company’s common stock is less than or equal to $32.00 per share, which is referred to as the base conversion price, the Notes will be convertible into 31.25 shares of common stock of the Company per $1,000 principal amount of the Notes, subject to adjustment upon the occurrence of certain events. If, at the time of conversion, the VWAP of the shares of common stock of the Company exceeds the base conversion price of $32.00 per share, the conversion rate will be determined pursuant to a formula resulting in holders’ receipt of up to an additional 14 shares of common stock per $1,000 principal amount of the Notes, subject to adjustment upon the occurrence of certain events and determined as set forth in the Indenture.

The Notes are convertible until the close of business on the second business day immediately preceding May 15, 2027, in multiples of $1,000 in principal amount, at the option of the holder under the following circumstances: (1) during the five business-day period after any five consecutive trading day period (the “measurement period”) in which the trading price the Note, for each day of such measurement period was less than 98% of the product of the last reported sale price of shares of common stock of the Company and the applicable conversion rate for such trading day; (2) during any fiscal quarter after September 30, 2008, if the last reported sale price of shares of common stock of the Company for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the base conversion price on the related trading day; (3) if the Company calls any or all of the Notes for redemption; and (4) upon the occurrence of specified corporate transactions described in the Indenture. Upon conversion, the Company has the right to deliver shares of common stock based upon the applicable conversion rate, or a combination of cash and shares of common stock, if any, based on a daily conversion value as described above calculated on a proportionate basis for each trading day of a 25 trading-day observation period. In the event of a fundamental change as specified in the Indenture, the Company will increase the conversion rate by a number of additional shares of common stock specified in the Indenture, or, in lieu thereof, the Company may in certain circumstances elect to adjust the conversion rate and related conversion obligation so that the Notes will become convertible into shares of the acquiring or surviving company.

The Notes bear interest at a rate of 3.75% per year payable semiannually in arrears in cash on May 15 and November 15 of each year, beginning November 15, 2007. The Notes will mature on May 15, 2027, unless earlier converted, redeemed or repurchased. The Company may redeem the Notes at its option, in whole or in part, on or after May 20, 2012, subject to prior notice as provided in the Indenture. The redemption price during that period will be equal to the principal amount of the Notes to be redeemed, plus any accrued and unpaid interest. The holders may require the Company to repurchase the Notes for cash on May 15, 2012, May 15, 2017 and May 15, 2020. Pursuant to the provision of SFAS Nos. 150 and 133, the embedded redemption and repurchase provisions have not been separated from the host contracts and accounted for as derivatives because such embedded derivatives are deemed to be clearly and closely related to the host contract.

The Convertible Notes are structurally subordinated to all liabilities of L-1 Operating. Under the term of the Credit Agreement, as defined above, L-1 Operating may not make any dividend payment to the Company except to permit the Company to make scheduled interest payments on the subordinated debt up to a maximum of $10.0 million per year, and certain tax liabilities. However, subject to certain prepayment requirements under the Credit Agreement, the Company may prepay, redeem or repurchase the Convertible Notes in amounts not in excess of proceeds from the issuance of additional equity securities of the Company.

6. SHAREHOLDERS’ EQUITY

Common Stock and Warrants

On December 16, 2005, in accordance with the terms of the Investment Agreement between L-1 and L-1 Investment Partners LLC dated October 5, 2005, L-1 (i) issued and sold to Aston 7,619,047 shares of L-1 common stock at $13.125 per share and (ii) issued to Aston warrants to purchase an aggregate of 1,600,000 shares of L-1 common stock at an exercise price of $13.75 per share which expired in December 2008. The sale of the shares resulted in aggregate gross proceeds to L-1 of $100.0 million, and net cash to L-1 of $63.8 million after the $35.0 million payment to Aston for Aston’s ownership interest in IBT and transaction costs. The shares of common stock and warrants were sold to Aston in a private placement transaction exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof. No underwriting commissions were paid in connection with the sale. The Company accounted for the common stock and warrants in accordance with Topic D-98 and EITF 00-19, respectively. The estimated value of the warrants issued to Aston was approximately $5.5 million, and has been reflected in additional paid-in capital. The warrants which were fully vested in accordance with their terms, expired unexercised on December 16, 2008.

On December 16, 2005, upon the completion of the acquisition of IBT, L-1 issued warrants to purchase 440,000 shares of L-1 common stock with an exercise price of $13.75 per share to L-1 Investment Partners LLC for strategic advice, due diligence and other services relating to the acquisition. Warrants to purchase 280,000 of the shares which were fully vested upon closing the IBT acquisition expired unexercised on December 16, 2008. The remaining warrants to purchase 160,000 shares of L-1 common stock may be exercisable subject to review by the Board of Directors. The estimated value of the vested warrants was approximately $1.9 million and has been reflected as a direct cost of the acquisition of IBT and included in additional paid-in capital.

In connection with the merger with Identix, the Company assumed Identix’ obligation under a warrant which was issued in exchange for the technology and intellectual property rights acquired by Identix. The warrant was issued with contingent future vesting rights to purchase up to 378,400 shares of common stock at $9.94 per share. The fair value of the warrant at the time of vesting will be recorded as additional cost of the acquisition of Identix. The warrant vests upon successful issuance of certain patents with the U.S. government related to the technology acquired. As of December 31, 2008, 141,900 warrants were vested of which 17,738 have been exercised, and 236,500 remain unvested. The warrants expire in 2014.

In connection with Identix’ merger with Visionics in 2002, the Company also assumed warrants to purchase shares of Visionics common stock outstanding immediately prior to the consummation of the merger, which were converted into warrants to purchase shares of Identix common stock. The remaining warrants to purchase 38,789 shares of common stock of the Company will expire once it fulfills its registration obligations, and have exercise prices between $20.78 and $26.53.

Pre-paid Forward Contract

In connection with the issuance of the Convertible Notes on May 17, 2007, the Company entered into a contract with Bear Stearns (subsequently acquired by JP Morgan Chase & Co.) to purchase 3,490,400 shares of the Company’s common stock at a purchase price of $20.00 per share. Under the agreement, Bear Stearns is required to deliver the shares to the Company in April-May 2012. The transaction is subject to early settlement or settlement with alternative consideration in the event of certain significant corporate transactions such as a change in control. At closing of the Convertible Notes, the Company settled its obligation under the pre-paid forward contract to Bear Stearns for cash of $69.8 million. As required by SFAS No. 150, the fair value of the obligation (which is equal to the cash paid) has been accounted for as a repurchase of common stock and as a reduction of shareholders’ equity. Under terms of the contract, any dividend payment that Bear Stearns would otherwise be entitled to on the common stock during the term of the contract would be paid to the Company.

Issuance of Equity Securities

On August 5, 2008, pursuant to the terms and conditions of (i) the Securities Purchase Agreement, by and between L-1 and Robert V. LaPenta (the “LaPenta Agreement”), (ii) the Securities Purchase Agreement (the “Iridian Agreement”), by and between L-1 and Iridian Asset Management LLC (“Iridian”) and (iii) the LRSR LLC Agreement (together with the LaPenta Agreement and Iridian Agreement, the “Investor Agreements”), L-1 issued an aggregate of 8,083,472 shares of L-1 common stock and 15,107 shares of Series A Convertible Preferred Stock (the “Series A Preferred Stock”) for aggregate proceeds to L-1 of $119.0 million, net of related issuance costs, which were used to fund a portion of L-1’s acquisition of Old Digimarc.

Pursuant to the terms and conditions of the LaPenta Agreement, L-1 issued 15,107 shares of Series A Preferred Stock with an initial liquidation preference of $1,000 per share and 750,000 shares of L-1 common stock to Mr. LaPenta. Each share of Series A Preferred Stock is convertible into a number of shares of L-1 common stock equal to the liquidation preference then in effect, divided by $13.19. Accordingly, the 15,107 shares of Series A Preferred Stock are convertible into 1,145,337 shares of L-1 common stock. The Series A Preferred Stock is automatically convertible at any time Mr. LaPenta, the initial holder, transfers such shares of Series A Preferred Stock to an unaffiliated third party. The Series A Preferred Stock held by Mr. LaPenta is also eligible for conversion into shares of L-1 common stock upon the approval by L-1’s shareholders of such conversion at its next annual meeting in accordance with the rules and regulations of the New York Stock Exchange. In the event that such approval is not obtained at L-1’s next annual meeting, L-1 will be obligated to seek shareholder approval for such conversion at the three annual meetings following its next annual meeting. The Series A Preferred Stock is entitled to receive dividends equally and ratably with the holders of shares of L-1 common stock and on the same date that such dividends are payable to holders of shares of L-1 common stock. Pursuant to the terms and conditions of the LaPenta Agreement, Mr. LaPenta is entitled to a contractual price protection right to receive up to 2,185 additional shares of Series A Preferred Stock if the volume weighted average price of a share of L-1 common stock as reported by Bloomberg Financial Markets for the 30 consecutive trading days ending on the last trading day prior to June 30, 2009 is less than $13.19. The 2,185 shares of Series A Preferred Stock are convertible into 165,655 shares of L-1 common stock, at a conversion price of $13.19 per share.

7. STOCK OPTIONS

Stock Option Plans

On May 7, 2008, the Company’s shareholders approved the L-1 Identity Solutions, Inc. 2008 Long-Term Incentive Plan, under which 2 million shares will be available for awards to employees, consultants and directors. Shares remaining available for issuance under the Company’s 2005 Long-Term Incentive Plan will be carried over to, and available for future awards under, the Company’s 2008 Long-Term Incentive Plan.

The following is a description of the other stock-based incentive plans for which stock awards are outstanding. The 1996 Viisage Management Stock Option Plan and the 1996 Viisage Director Stock Option Plan (the “Option Plans”) permit the Board of Directors to grant incentive and nonqualified stock options to employees and officers and nonqualified stock options to directors. In 2005, the Company adopted the 2005 Long-Term Incentive Plan (the “2005 Plan”), which provides for the issuance of non-qualified stock options and incentive stock options, as well as stock purchase rights, stock appreciation rights and long-term performance awards to eligible employees, officers and directors. Incentive stock options are granted at fair market value and are subject to the requirements of Section 422 of the Internal Revenue Code of 1986, as amended. Nonqualified options are granted at exercise prices determined by the Board of Directors. To date, options granted to directors have vested either immediately or between one to four years from the date of grant. Options granted to officers and employees generally vest over four years or, in limited circumstances, earlier if certain performance criteria are achieved. All options granted under these plans expire ten years from the date of grant. In 2001, the Company adopted the 2001 Stock in Lieu of Cash Compensation for the Directors’ Plan to compensate non-employee members of the Board of Directors. This plan allows directors to elect to receive their board compensation in cash or stock. Both the 1996 Viisage Management Stock Option Plan and the Viisage 1996 Director Stock Option Plan expired and no new shares are available to grant from these plans.

In connection with the ZN Vision Technologies AG (“ZN”) acquisition on January 23, 2004, the Company assumed ZN’s Employee Share Option Plan. The options under this plan were fully vested prior to the consummation of the acquisition. As part of the Imaging Automation, Inc. (“iA”) acquisition on October 5, 2004, the Company assumed iA’s stock option plans. Options previously issued under the plans were fully vested as of the close of the transaction. In connection with the acquisition of Bioscrypt, the Company assumed options outstanding under the Bioscrypt Plan which vest according to terms of that Plan.

In connection with the merger with Identix in 2006, the Company assumed all of the then outstanding options granted under the Identix Incorporated 2002 Equity Incentive Plan (the “2002 Plan”), the Identix Incorporated New Employee Stock Incentive Plan, the Identix Incorporated Non-Employee Directors Stock Option Plan, the Identix Incorporated Equity Incentive Plan, the Visionics Corporation 1990 Stock Option Plan, the Visionics Corporation 1998 Stock Option Plan, and the Visionics Corporation Stock Incentive Plan based on the exchange ratio of 0.473. The 2002 Plan will expire in 2012 and provides for the discretionary award of options, restricted stock, stock purchase rights, performance shares or any combination of these awards to L-1 eligible employees, and non-employee directors and consultants. Options generally vest on an annual basis over a period of four years. Options granted under the Identix Incorporated New Employee Stock Incentive Plan, which will expire in 2010, generally vest on an annual basis over a period of four years. Options granted under the Identix Non-Employee Directors Stock Award Plan vest over one year. Options granted under the Identix Equity Incentive Plan generally vest over a four year period.

Details of the stock options available for grant and outstanding by stock option plan are set forth below:

Stock Plan	Available for grant	Stock options outstanding
2008 L-1 Identity Solutions Long-Term Incentive Plan	3,499,824	2,383,321
Bioscrypt Stock Plan	—	178,596
Identix Incorporated 2002 Equity Incentive Plan	112,483	2,417,833
ZN Employee Share Option Plan	—	267,625
2003 Imaging Automation Plan	—	830
1996 Imaging Automation Plan	—	707
1996 Viisage Directors Plan	—	145,002
1996 Viisage Management Plan	—	518,942
2000 Identix Incorporated New Employee Plan	—	419,774
Visionics Corporation 1990 Stock Option Plan	—	5,508
Identix Incorporated Equity Incentive Plan	—	605,799
Visionics Corporation 1998 Stock Option Plan	—	26,049
2005 Identix Director Stock Plan	—	170,280
Visionics Corporation Stock Incentive Plan	—	81,389
	3,612,307	7,221,655

Stock Options

The following table summarizes the stock option activity under all plans from January 1, 2008 through December 31, 2008:

	Stock Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value
Outstanding at January 1, 2008	7,528,106	$15.02
Granted	662,834	13.43
Assumed stock options- Bioscrypt	256,228	31.25
Exercised	(427,456)	7.25
Canceled/expired/forfeited	(798,057)	21.37
Outstanding at December 31, 2008	7,221,655	$15.22	6.54	$2,255,544
Vested or expected to vest at December 31, 2008(1)	5,387,355	$15.22	6.54	$1,682,636
Exercisable at December 31, 2008	4,290,839	$14.18	5.34	$2,255,524

____________

(1)	Options expected to vest are determined by applying the pre-vesting forfeiture rate assumptions to total outstanding options.

The following table summarizes information concerning outstanding and exercisable stock options as of December 31, 2008:

	Options Outstanding			Options Exercisable
Range of Exercise Price	Number Outstanding As of 12/31/08	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price	Number Exercisable As of 12/31/08	Weighted Average Exercise Price
$0.03 – $10.02	788,846	4.20	$4.99	724,028	$4.85
10.04 – 12.22	749,181	4.97	11.60	708,561	11.61
12.40 – 14.52	865,844	6.04	13.57	539,094	13.31
14.55 – 14.55	1,170,000	7.66	14.55	585,000	14.55
14.60 – 16.43	1,096,983	6.97	15.89	651,525	15.81
16.55 – 18.00	854,055	7.20	17.44	390,139	17.34
18.04 – 19.31	926,272	7.93	19.11	292,746	19.08
19.50 – 30.63	744,479	6.37	22.50	374,173	24.79
30.67 – 98.48	24,758	1.52	55.91	24,336	56.34
98.52 – 98.52	1,237	0.30	98.52	1,237	98.52
Totals	7,221,655	6.54	$15.22	4,290,839	$14.18

The aggregate unearned compensation cost of unvested options outstanding as of December 31, 2008 was $28.0 million and will be amortized over a weighted average period of 2.3 years.

The total intrinsic value of options exercised in the years ended December 31, 2008, 2007, and 2006 was $2.6 million, $7.9 million, and $3.7 million, respectively. The intrinsic value is calculated as the difference between the market value of the Company’s common stock and the exercise price of options.

Cash received from stock option exercises and purchases of shares under the employee purchase plan was $5.5 million, $11.9 million and $7.2 million in the years ended December 31, 2008, 2007, and 2006, respectively.

The fair value of option grants is determined using the Black-Scholes option pricing model with the following weighted average assumptions:

		December 31, Years Ended
	2008	2007	2006
Expected annual dividends(1)	—%	—%	—%
Risk free interest rate(2)	4.1%	4.2%	4.4%
Expected volatility(3)	51.9%	61%	94%
Expected life (in years)(4)	6.3	6.3	6.3
Fair value of options	$7.62	$11.34	$12.66

The expected volatility rate is based on the historical volatility of the Company’s common stock. In the second quarter of 2007, the Company reviewed the historical volatility of its common stock and began using a weighted average method that more accurately reflects volatility. The expected life of options are calculated pursuant to the guidance from Staff Accounting Bulletin No. 107. The Company estimated forfeitures are based on historical rates. The risk free interest rate is based on the applicable treasury security whose term approximates the expected life of the options. The Company updates these assumptions on at least an annual basis and on an interim basis if significant changes to the assumptions are determined to be necessary.

____________

(1)	The Company currently has no history or expectation of paying cash dividends on its common stock.

(2)	The risk free interest rate is based on the United States Treasury yield for a term consistent with the expected life of the awards in effect at the time of grant.

(3)	The Company estimates the volatility of its common stock at the date of grant based on historical volatility.

(4)	The expected life of stock options granted under the plans is based on an average life of 6.3 years.

Restricted Shares

L-1 had 25,653 unvested restricted shares issued to employees outstanding at December 31, 2008 which were granted in 2005 and 2008. These shares vest ratably over a four-year period and had an aggregate grant date fair value of approximately $0.1 million. In August 2006, in conjunction with the merger with Identix, 27,000 fully vested shares were granted to Identix’ board members that became L-1 board members, which resulted in recording compensation expense of approximately $0.4 million. The total unrecognized compensation cost related to unvested restricted shares was approximately $0.1 million at December 31, 2008.

Employee Stock Purchase Plan

In 1997, the Company adopted the 1997 Employee Stock Purchase Plan and reserved 136,000 shares of common stock for issuance under the plan. The purchase price is determined by taking the lower 85% of the closing price on the first or last day of periods defined by the plan. In 2006, the remaining 15,633 shares were issued and the plan was exhausted. In August 2006, the Company’s shareholders approved the 2006 Employee Stock Purchase Plan which made available 500,000 new shares for future issuance. Shares issued under this plan were 297,724, 125,819 and zero in 2008, 2007, and 2006, respectively.

8. COMMITMENTS AND CONTINGENCIES

Leases

The Company leases certain equipment and facilities used in its operations under non-cancelable operating leases. Rental expense for operating leases for the years ended December 31, 2008, 2007 and 2006 was approximately $8.1 million, $5.5 million and $2.2 million, respectively.

In addition, the Company had capital lease obligations of $0.9 million at December 31, 2008.

At December 31, 2008, approximate future minimum rentals under the operating leases, are as follows (in thousands):

Operating Leases
Year Ending December 31, 2009	$6,566
2010	4,925
2011	3,101
2012	2,645
2013	1,386
Thereafter	2,755
$21,378

Foreign Currency Contracts

Hardware and consumables purchases related to contracts associated with the U.S. Department of State are denominated in Japanese Yen. The Company utilized foreign currency forward contracts to settle obligations denominated in Japanese Yen and at December 31, 2008 these Japanese Yen denominated liabilities aggregated $3.5 million. In 2008, all gains and losses resulting from the change in fair value of the currency forward contracts are recorded in operations and are offset by unrealized gains and losses related to recorded liabilities. None of the contracts were terminated prior to settlement. As of December 31, 2008, the Company had committed to three foreign currency forward contracts that substantially mitigate all foreign currency exposures for the liabilities denominated in Japanese Yen. The fair value of these contracts at December 31, 2008 was an unrealized gain of approximately $0.4 million. As of December 31, 2007, the Company had no open foreign currency forward contracts.

Employment Agreements

The Company has employment agreements with certain individuals that provide for up to two years of severance payments as a result of early termination without cause. The agreements also provide for non-competition either directly or indirectly for up to two years after the termination of employment.

9. LITIGATION

Old Digimarc Litigation

In connection with the Company’s August 2008 acquisition of Old Digimarc, which consisted of its Secure ID Business following the spin-off of its digital watermarking business, the Company assumed certain legal proceedings of Old Digimarc as described below.

In 2004, three purported class action lawsuits were filed in the U.S. District Court for the District of Oregon against Old Digimarc and certain of its then-current and former directors and officers on behalf of purchasers of Old Digimarc’s securities during the period April 17, 2002 to July 28, 2004. These lawsuits were later consolidated into one action for all purposes. The amended complaint, which sought unspecified damages, asserted claims under the federal securities laws relating to the restatement of Old Digimarc’s financial statements for 2003 and the first two quarters of 2004 and alleged that Old Digimarc issued false and misleading financial statements and issued misleading public statements about its operations and prospects. On August 4, 2006, the court granted Old Digimarc’s motion to dismiss the lawsuit with prejudice and entered judgment in Old Digimarc’s favor. The plaintiffs appealed to the Ninth Circuit Court of Appeals. The appeal was fully briefed, and oral argument was held before a three-judge panel on August 26, 2008. The Ninth Circuit affirmed the dismissal on January 12, 2009.

On or about October 19, 2004, two purported shareholder derivative lawsuits were filed against certain of Old Digimarc’s then-current officers and directors, naming Old Digimarc as a nominal defendant, in the Superior Court of the State of California for the County of San Luis Obispo. These lawsuits were consolidated into one action for all purposes on March 14, 2005. This suit claims that certain of the identified officers and directors breached their fiduciary duties to Old Digimarc’s stockholders and to Old Digimarc. The complaint is derivative in nature and does not seek relief from Old Digimarc. Old Digimarc’s then-current board of directors appointed an independent committee to investigate the claims asserted in this derivative lawsuit. On July 19, 2005, the court granted Old Digimarc’s motion to dismiss these consolidated actions in favor of a shareholder derivative action to be filed by plaintiffs in the Circuit Court of the State of Oregon for the County of Washington. On August 25, 2005, the California plaintiffs filed two new derivative lawsuits in the United States District Court for the District of Oregon. On October 17, 2005, the defendants filed a motion to dismiss these complaints for lack of subject matter jurisdiction and failure to state a claim. In May of 2006, Old Digimarc’s then-current board committee, after completing its investigation, concluded that pursuit of the allegations would not be in the best interests of Old Digimarc or its stockholders. On August 24, 2006, the court granted the defendants’ motion and dismissed the lawsuit with prejudice. The plaintiffs appealed to the Ninth Circuit Court of Appeals. The appeal was fully briefed, and oral argument was held before a three-judge panel on August 26, 2008. On December 11, 2008, the Ninth Circuit upheld the district court’s holding that there is no right of private action under Section 304 of Sarbanes-Oxley. However, they reversed the district court’s holding that Old Digimarc should be re-aligned as a plaintiff, and remanded the case to the district court for further proceedings. Subsequently, the plaintiffs agreed to an order and stipulation of dismissal with prejudice, given that plaintiffs are no longer shareholders of Digimarc. On January 29, 2009 the Chief Judge signed and entered the order and the case was dismissed with prejudice.

Beginning in May 2001, a number of substantially identical class action complaints alleging violations of the federal securities laws were filed in the United States District Court for the Southern District of New York naming approximately 300 companies, including Old Digimarc, and their officers and directors and underwriters as defendants in connection with the initial public offerings of these companies. The complaints have since been consolidated into a single action, and a consolidated amended complaint was filed in April 2002. The amended complaint alleges, among other things, that the underwriters of Old Digimarc’s initial public offering violated securities laws by failing to disclose certain alleged compensation arrangements in Old Digimarc’s initial public offering registration statement and by engaging in manipulative practices to artificially inflate the price of Old Digimarc’s stock in the aftermarket subsequent to the initial public offering. Old Digimarc and certain of its officers and directors are named in the amended complaint pursuant to Section 11 of the Securities Act of 1933 and Section 10(b) and Rule 10b-5 of the Securities Exchange Act of 1934 on the basis of an alleged failure to disclose the underwriters’ alleged compensation arrangements and manipulative practices. The complaint seeks unspecified damages. The individual officer and director defendants entered into tolling agreements and, pursuant to a court order dated October 9, 2002, were dismissed from the litigation without prejudice. The plaintiffs have continued to litigate their claims primarily against the underwriter defendants. The district court directed that the litigation proceed within a number of “focus cases” rather than in all of the 309 cases that have now been consolidated. Old Digimarc was not one of these focus cases. On December 5, 2006, the Court of Appeals for the Second Circuit reversed the district court’s class certification decision for the six focus cases. On August 14, 2007, the plaintiffs filed their second consolidated amended class action complaints against the focus cases and on September 27, 2007, again moved for class certification. On November 12, 2007, certain of the defendants in the focus cases moved to dismiss the second consolidated amended class action complaints. The court issued an opinion and order on March 26, 2008, denying the motion to dismiss except as to Section 11 claims raised by those plaintiffs who sold their securities for a price in excess of the initial offering price and those who purchased outside the previously certified class period. The class certification motion was withdrawn without prejudice on October 10, 2008.

On October 10, 2007, an Old Digimarc stockholder filed a lawsuit in the United States District Court for the Western District of Washington against several companies that acted as lead underwriters for the Old Digimarc initial public offering. The complaint, which also named Old Digimarc as a nominal defendant but did not assert any claims against Old Digimarc, asserted claims against the underwriters under Section 16(b) of the Securities Exchange Act of 1934 for recovery of alleged short-swing profits on trades of Old Digimarc stock. On February 28, 2008, an amended complaint was filed, with Old Digimarc still named only as a nominal defendant. Similar complaints have been filed by this same plaintiff against a number of other issuers in connection with their initial public offerings, and the factual allegations are closely related to the allegations in the litigation pending in the United States District Court for the Southern District of New York which is described above. On July 25, 2008, Old Digimarc joined with 29 other issuers to file the Issuer Defendants’ Joint Motion to Dismiss. On that same date, the Underwriter Defendants also filed a Joint Motion to Dismiss. Plaintiff filed her oppositions to the motions on September 8, 2008. Replies in support of the motions were filed on or about October 23, 2008, and oral arguments were heard on January 16, 2009. The Judge has stayed discovery until a ruling is rendered on all motions to dismiss.

Other

In accordance with SFAS No. 5, Accounting for Contingencies , the Company records a liability for any claim, demand, litigation and other contingency when management believes that it is both probable that a liability has been incurred and can reasonably estimate the amount of the potential loss. Based on current information and belief, the Company believes it has adequate provisions for any such matters. The Company reviews these provisions quarterly and adjusts these provisions to reflect the impact of negotiations, settlements, rulings, advice of legal counsel and other information and events pertaining to a particular matter. However, because of the inherent uncertainties of litigation (including the Old Digimarc litigation described above) the ultimate outcome of litigation cannot be accurately predicted by the Company; it is therefore possible that the consolidated financial position, results of operations or cash flows of the Company could be materially adversely affected in any particular period by the unfavorable resolution of one or more of these matters and contingencies.

LG Settlement

On May 1, 2008, the Company settled a breach of contract and intellectual property litigation with LG Electronics USA, Inc. (“LG USA”) and LG Electronics, Inc. (“LG”) which was based on a historical dispute with Iridian Technologies Inc. (“Iridian”), a wholly owned subsidiary of the Company acquired in August 2006. The settlement, resolved all historical issues and disputes among the parties and dismissed with prejudice the litigation in the U.S. District Court for the District of New Jersey. Concurrently with the settlement, LG and LG USA entered into a new license agreement with Iridian to license Iridian’s proprietary 2pi iris recognition software, and LG USA entered into a separate agreement to obtain certain limited telephonic assistance for a period of twelve months from Iridian and L-1. In addition, Iridian agreed to assign to LG USA its “IRIS ACCESS” trademark which was determined to have minimal value to the Company.

10. RETIREMENT BENEFITS

The Company established the L-1 401(k) plan on January 1, 2003. Participants are fully vested in their contributions and vest 25% per year in L-1’s contributions. The Company also has assumed four other plans from it acquisitions which have not been merged into the L-1 401(k) plan as of December 31, 2008. Company contributions on two of the assumed plans vests 20% annually over a five year period. On the two other plans, the Company’s contributions vest immediately. The plans permits pretax contributions by participants of up to the annual Internal Revenue Service dollar limit. The Company may make discretionary contributions to the plans in cash or common stock subject to certain limitations. The costs for these plans were approximately $8.2 million, $5.7 million, and $1.3 million for the years ended December 31, 2008, 2007, and 2006, respectively.

11. INCOME TAXES

	For the Years Ended December 31,
	2008	2007	2006
Pretax income (loss) comprises the following (in thousands):
United States	(524,828)	(9,990)	(20,708)
Foreign	(16,806)	613)	(7,525)
	(541,634)	(9,377)	(28,233)

The (benefit) provision for income taxes comprises the following (in thousands):

	For the Years Ended December 31,
	2008	2007	2006
Current
Federal	$890	$2,877	$—
State	889	654	354
Foreign	635	—	—
	2,414	3,531	354
Deferred
Federal	(37,870)	(5,718)	(6,276)
State	(4,609)	(1,406)	(1,500)
Foreign	1,993	258	(1,909)
	(40,486)	(6,866)	(9,685)
Change in valuation allowance	48,032	(21,849)	12,135
(Benefit) provision for income taxes	$9,960	$(25,184)	$2,804

The income tax provision for the year ended December 31, 2006 includes $2.4 million, which represents the increase in the valuation allowance in excess of the corresponding increase of the related deferred tax assets. Pursuant to SFAS No. 109, such provision was recorded as a result of the amortization of tax deductible goodwill, for which the period of reversal of the related temporary difference is indefinite; accordingly, the related deferred tax liability could not be used to offset the deferred tax assets in determining the valuation allowance.

The Company is subject to income tax examinations by U.S. Federal and other jurisdictions for tax years ended subsequent to December 31, 2004. However, the Company’s loss carryforwards are subject to adjustment by state and federal tax authorities in years the loss carryforwards are used to reduce taxable income. The Company believes that its income tax filing positions and deductions will be sustained on audit and does not anticipate any adjustments that will result in a material adverse effect on the Company’s financial condition, results of operations, or cash flows. Therefore, no reserves for uncertain income tax positions have been recorded pursuant to FIN 48. The consolidated financial statements do not include any material provision for interest or penalties. The Company has made an election to account for interest expense and penalties related for income tax issues as income tax expense.

A reconciliation of the federal statutory rate to the Company’s effective tax rate for the years ended December 31, 2008, 2007 and 2006 is as follows:

	2008	2007	2006
Federal benefit statutory rate	(34.0)%	(34.0)%	(34.0)%
Goodwill impairment	27.0	—	—
State and local taxes, net of federal benefit	(0.7)	(5.2)	(2.7)
Permanent and other items	0.5	3.6	3.6
Valuation allowance	9.0	(233.0)	43.0
Effective tax rate	1.8%	(268.6)%	9.9%

The components of the deferred tax assets and liabilities as of December 31, 2008 and 2007 are as follows (in thousands):

	2008	2007
Deferred tax assets (liabilities):
Net operating loss carryforwards	$171,765	$122,106
Property and equipment	(12,712)	(1,599)
Intangible assets	(14,831)	(44,860)
Accruals and other reserves	12,204	8,153
Stock-based compensation expense	9,880	5,632
Tax deductible goodwill amortization	(13,647)	(8,945)
Convertible notes	(7,259)	(8,978)
Tax credits	5,978	3,365
Net deferred tax asset before valuation allowance	151,378	74,874
Valuation allowance	(116,668)	(33,306)
Net deferred tax asset	$34,710	$41,568
Deferred tax asset:
Current	$11,101	$13,253
Long-term	23,609	28,315
	$34,710	$41,568

The increase in the valuation allowance at December 31, 2008 includes $35.3 million related to the acquisitions of Old Digimarc and Bioscrypt consummated in 2008.

At December 31, 2008, the Company has available net operating loss carryforwards for federal tax purposes of approximately $420.9 million which may be used to reduce future taxable income and includes $16.2 million of tax deductions related to stock option exercises the tax benefit of which have not been recognized. Substantially all of these carryforwards are subject to limitations pursuant to the change in control provisions of Section 382 of the Internal Revenue Code. The Company has made an analysis of these limitations and recorded deferred tax assets only to the extent these net operating loss carryforwards can be realized during the carryforward period. These carryforwards expire from 2009 through 2027.

In 2008 and 2007, the Company recognized tax benefits for stock options exercised during those years. The benefit recognized net of the related stock compensation expense was $0.2 million and $2.4 million in 2008 and 2007, respectively, of which $0.5 million and $2.2 million, respectively, were recorded as a reductions of goodwill and $0.3 million and $0.2 million, respectively, as a decrease and increase, respectively, in shareholders’ equity. The utilization of tax benefits related to stock option exercises is determined based on ordering required by the relevant tax regulations.

12. SEGMENT REPORTING AND GEOGRAPHICAL INFORMATION

The Company follows SFAS No. 131, Disclosures about Segments of a Business Enterprise and Related Information, which establishes standards for reporting information about operating segments. Operating segments are defined as components of a company whose operating results are regularly reviewed by the chief operating decision maker in deciding how to allocate resources and assess performance. The Company’s chief operating decision maker is its Chief Executive Officer. Effective with the acquisition of IBT in December 2005, the Company aggregated its operating segment in two reportable segments, the Identity Solutions reportable segment and the Services reportable segment. The Identity Solutions reportable segment enables governments, law enforcement agencies, and businesses to enhance security, reduce identity theft, and protect personal privacy utilizing secure credential provisioning and authentication systems, biometric technology and the creation, enhancement and/or utilization of identity databases. The Services reportable segment provides fingerprinting services to government, civil, and commercial customers, as well as security consulting services to U.S. Government agencies.

The Company measures segment performance primarily based on revenues and operating income (loss) and Adjusted EBITDA. The segment information for 2007 has been reclassified to reflect the integration of ComnetiX’s products business into the Identity Solutions segment and its fingerprinting services business into the Services segment during the first quarter of 2008. The Company measures segment performance primarily based on revenues and operating income (loss) and Adjusted EBITDA. Operating results by segment, including allocation of corporate expenses, for the years ended December 31, 2008, 2007, and 2006 are as follows (in thousands):

	2008	2007	2006
Identity Solutions:
Revenues	$280,045	$211,029	$117,418
Operating (Loss)	(527,958)	(836)	(29,210)
Depreciation and Amortization Expense	40,928	32,996	21,115
Services:
Revenues	282,827	178,478	46,968
Operating Income	14,190	5,874	927
Depreciation and Amortization Expense	8,484	6,241	2,245
Consolidated:
Revenues	562,872	389,507	164,386
Operating Income (Loss)	(513,768)	5,038	(28,283)
Depreciation and Amortization Expense	49,412	39,237	23,360

Effective January 1, 2007, the Company began allocating corporate costs using a three factor formula based on sales, payroll and capital assets. Included in the 2008, 2007 and 2006 Identity Solutions segment results are asset impairments and merger related expenses of $527.2 million, $5.0 million, and $22.7 million for the years ended December 31, 2008, 2007 and 2006, respectively. In 2008, the Services Segment includes asset impairments of $1.4 million.

Total assets by segment as of December 31, 2008 and 2007 are as follows (in thousands):

	2008	2007
Segment:		$
Identity Solutions	$877,129		1,018,554
Services	362,181		365,191
Corporate	70,511		51,850
Totals	$1,309,821		$1,435,595

Corporate assets consist primarily of cash and cash equivalents, deferred financing costs and net deferred tax assets.

Revenues by market for the years ended December 31, 2008, 2007 and 2006 are as follows (in thousands):

	2008	2007	2006
State and Local	$174,912	$109,462	$69,532
Federal	362,481	269,685	89,640
Commercial/Emerging Markets	25,479	10,360	5,214
Totals	$562,872	$389,507	$164,386

The Company’s operations outside the United States include wholly-owned subsidiaries in Bochum, Germany, Oakville, Canada, Mexico City, Mexico and Markham, Canada. Revenues are attributed to each region based on the location of the customer. The following is a summary of revenues, identifiable assets and goodwill by geographic areas (in thousands):

	2008	2007	2006
Revenues:
United States	515,182	360,551	149,792
Rest of World	47,690	28,956	14,594
Totals	562,872	389,507	164,386
Total Assets:
United States	1,241,750	1,377,975	1,211,386
Rest of World	68,071	57,620	15,839
Totals	$1,309,821	$1,435,595	$1,227,225

The Company did not have significant international sales to individual countries in any year presented.

13. ACQUISITIONS

The results of operations of all consummated acquisitions described below have been included in the consolidated financial statements from their respective dates of acquisition.

2008 Acquisitions

Digimarc

On August 13, 2008, L-1 completed the acquisition of Digimarc Corporation (“Old Digimarc”), which comprises Digimarc’s ID systems business, pursuant to the terms of an Amended and Restated Agreement and Plan of Merger, dated June 29, 2008, as amended. The aggregate purchase price was $310.0 million in cash, plus direct acquisition costs of approximately $5.4 million. L-1’s acquisition of common stock (the “Shares”) was structured as a two-step transaction, with a cash tender offer by a wholly-owned subsidiary of L-1 for the Shares, pursuant to which L-1 initially acquired approximately 79% of the issued and outstanding shares of Old Digimarc on August 2, 2008, followed by the merger of such subsidiary with and into Old Digimarc (the “Merger”), with Old Digimarc, now known as L-1 Secure Credentialing, Inc., continuing as the surviving corporation and a wholly-owned subsidiary of L-1. Prior to the Merger Old Digimarc distributed all of the interests of the limited liability company (“LLC”) which held the digital watermarking business, substantially all the cash of Old Digimarc and certain other assets and liabilities into a liquidating trust for the benefit of Old Digimarc’s stockholders (the “Spin-Off”). Immediately following the Spin-Off, LLC merged with and into New Digimarc, with New Digimarc continuing as the surviving corporation, and each unit of LLC converted into one share of New Digimarc common stock. All restricted stock units and outstanding options to purchase shares of Old Digimarc common stock became fully vested and exercisable immediately prior to the record date used to determine which Old Digimarc stockholders were entitled to the distribution of LLC interests in connection with the Spin-Off. Holders of Old Digimarc stock options who exercised such options received cash consideration in connection with the Merger and LLC interests in connection with the Spin-Off. All Old Digimarc stock options that were not exercised prior to the completion of the Spin-Off were cancelled.

L-1 acquired Old Digimarc because it believes that the acquisition positions the combined company as a leader in providing credential systems and to take advantage of the opportunities created by the Real ID program. Moreover, the combined company will be able to deliver enhanced protection and facilitate the development of the next generation of credentialing functionality. Old Digimarc integrated in the Secure Credentialing operating segment included in the Identity Solutions reportable segment. Preliminarily, the purchase price has been allocated as follows (in thousands):

Cash acquired	$50
Other current assets	21,502
Property, plant and equipment	52,286
Other assets	695
Current liabilities	(19,303)
Deferred revenue	(6,817)
Other non-current liabilities	(624)
Intangible assets	38,606
Goodwill	228,967
$315,362

The purchase price allocation of Old Digimarc is preliminary. The final allocation will be based on final analyses of identifiable intangible assets, contingent liabilities and income taxes, among other things, and will be finalized after the data necessary to compare the analyses of fair value of assets and liabilities is obtained and analyzed. Differences between preliminary and final allocations are not expected to have a material impact on the consolidated results of operations. None of the goodwill or the assigned value to intangible assets is deductible for income tax purposes.

Bioscrypt

On March 5, 2008, the Company acquired Bioscrypt Inc. (“Bioscrypt”), a provider of enterprise biometric access control solutions headquartered in Markham, Canada. Under the terms of the definitive agreement, the Company issued approximately 2.6 million common shares. In addition the Company assumed all Bioscrypt stock options outstanding at the effective date of the acquisition. The Company has valued the assumed Bioscrypt stock options consistent with its valuation methodology of stock options issued by the Company. Bioscrypt is included in the Identity Solutions reportable segment.

The aggregate purchase price of Bioscrypt was approximately $37.4 million, including $0.8 million of direct acquisition costs, and stock options valued at $1.4 million. The Company acquired Bioscrypt for its leadership position in biometric physical access control, its global customer base, its offerings that complement the Company’s existing offerings and expected cost and revenue synergies. Preliminarily, the purchase price has been allocated as follows (in thousands):

Cash acquired	$1,710
Other current assets	5,013
Other assets	811
Current liabilities	(10,565)
Deferred revenue	(1,084)
Other non-current liabilities	(130)
Intangible assets	2,197
Goodwill	39,440
$37,392

The purchase price allocation of Bioscrypt is preliminary. The final allocation will be based on final analyses of identifiable intangible assets, contingent liabilities and income taxes, among other things, and will be finalized after the data necessary to complete the analyses of fair value of assets and liabilities is obtained and evaluated. Differences between the preliminary and final allocation could have a material impact on the consolidated results of operations. None of the goodwill or the assigned value to the intangible assets is deductible for income tax purposes.

2007 Acquisitions

McClendon

On July 13, 2007, the Company acquired McClendon Corporation (“McClendon”). The Company purchased all of the issued and outstanding shares of common stock of McClendon from a newly-formed holding company for a purchase price of $33.0 million in cash and $33.0 million (approximately 1.6 million shares) of the Company’s common stock for a total consideration of $66.0 million, plus a $1.0 million adjustment based on McClendon’s closing working capital. The number of shares issued were determined based on an average for a specified period prior to closing. The Company acquired McClendon for the suite of technical and professional services it provides to the intelligence and military communities and a customer base which complements the Company’s portfolio. McClendon is included in the Services reportable segment.

The aggregate purchase price of McClendon was approximately $69.5 million, including a working capital adjustment of $1.0 million and $2.5 million of direct acquisition costs. Substantially all of the cash portion of the purchase price was funded by borrowings under the revolving credit facility. The purchase price has been allocated as follows (in thousands):

Cash acquired	$607
Other current assets	7,399
Other assets	421
Current liabilities	(4,045)
Deferred revenue	(67)
Other non-current liabilities	(8,222)
Intangible assets	17,900
Goodwill	55,527
$69,520

None of the goodwill or the assigned value to the intangible assets is deductible for income tax purposes.

ACI

On July 27, 2007, the Company acquired Advanced Concepts, Inc., (“ACI”), pursuant to which the Company acquired of all of the issued and outstanding shares of common stock of ACI from a newly-formed holding company for a purchase price of $71.5 million in cash, plus a $0.4 million adjustment based on ACI’s closing working capital. In addition, pursuant to the Stock Purchase Agreement, the Company may be required to make additional payments of contingent consideration up to $3.0 million. The Company acquired ACI for its access to a customer base within the U.S. government and its complementary service offerings, consisting of information and network security solutions and system engineering and development capabilities to the U.S. intelligence and military communities. ACI is included in the Services reportable segment.

The aggregate purchase price of ACI was approximately $73.2 million, including a working capital adjustment of $0.4 million and $1.3 million of direct acquisition costs, substantially all of which was funded by borrowings under the Company’s revolving credit facility. The purchase price has been allocated as follows (in thousands):

Cash	$2,259
Other current assets	9,488
Other assets	137
Current liabilities	(6,631)
Long-term liabilities	(143)
Intangible assets	18,000
Goodwill	50,136
$73,246

The goodwill and the assigned value to the intangible assets are deductible for income tax purposes.

ComnetiX

On February 22, 2007, the Company consummated the acquisition of ComnetiX Inc. (“ComnetiX”), for approximately $17.8 million in cash. ComnetiX offers biometric identification solutions for use in areas such as applicant screening, financial services, health care, transportation, airlines and airports, casinos and gaming, and energy and utilities. ComnetiX is also a leading applicant fingerprinting services company in Canada, with a chain of ten offices. In addition, ComnetiX has established more than 40 applicant fingerprinting services locations throughout the United States. The fingerprinting services business has been integrated with our IBT operating segment and is included in the Services segment. The biometric identification solutions business has been integrated in the Biometrics operating segment included in the Identity Solutions segment.

The Company acquired ComnetiX because of its presence in the fingerprinting services segment of the Canadian market and complementary base of customers, particularly within the law enforcement community.

The aggregate purchase price of ComnetiX was approximately $18.9 million, including $1.1 million of direct acquisition costs, substantially all of which was funded by borrowings under the revolving credit facility. The purchase price has been allocated as follows (in thousands):

Current assets	$4,536
Other assets	491
Current liabilities	(5,808)
Note payable — long-term	(50)
Intangible assets	4,724
Goodwill	15,046
$18,939

None of the goodwill or the assigned value to the intangible assets is deductible for income tax purposes.

Pro Forma Information (Unaudited)

The following gives pro forma effect to the acquisitions of Old Digimarc, Bioscrypt, ACI, McClendon and ComnetiX as if they had occurred at the beginning of each period presented (in thousands except per share amounts):

	Years Ended December 31,
	2008	2007
Revenues	625,591	552,890
Net loss	(568,140)	(14,771)
Basic and diluted net loss per share	(6.81)	(0.17)

The pro forma data is presented for informational purposes only and may not necessarily be indicative of future results of operations or what the results of operations would have been had the acquisitions of Old Digimarc, Bioscrypt, ACI, McClendon and ComnetiX been consummated on the dates indicated.

The pro forma results of operations include direct transaction costs, severance costs and other costs incurred by the acquired companies of $6.2 million for the year ended December 31, 2008. In addition, the year ended results in 2008 include $1.1 million of merger related severance costs incurred by L-1.

2006 Acquisitions

SpecTal, LLC

On October 19, 2006, the Company acquired privately-held SpecTal, LLC (“SpecTal”), which provides comprehensive security and intelligence solutions, specializing in government consulting, training, and technology development. Under the terms of the definitive agreement with SpecTal, the Company paid SpecTal shareholders $102.7 million in cash, including $2.7 million of transaction costs, of which $5.0 million was placed in escrow. SpecTal shareholders may receive additional consideration of up to $7.5 million if specified performance thresholds are met. The acquisition of SpecTal was funded by bank debt. SpecTal is included in the Services reportable segment.

The Company acquired SpecTal for its strong cash flows, the qualifications of its work force and its relationship with its customers, which are primarily comprised of U.S. Government agencies.

The aggregate purchase price of SpecTal was as follows (in thousands):

Cash paid	$100,000
Direct acquisition costs	2,680
Total purchase price	$102,680

The purchase price was allocated to the fair values of the assets and liabilities as follows (in thousands):

Current assets	$12,769
Other assets	181
Current liabilities	(7,464)
Intangible assets	18,200
Goodwill	78,994
$102,680

All of the goodwill and intangible assets are deductible for income tax purposes. During 2007, the Company paid an additional $1.4 million for a working capital adjustment and an earnout which were recorded as additional cost of the acquisition. In addition, earnout payments of $1.8 million were made in 2008 and was included in the cost of the acquisition.

Identix Incorporated

On August 29, 2006, the merger between L-1 and Identix Incorporated (“Identix”) was approved by shareholders and the Boards of Directors of both companies, with the combined company operating as L-1. The Identix merger was a tax-free reorganization for federal income tax purposes, and Identix stockholders received 0.473 of a share of L-1 common stock for each share of Identix common stock owned (the “Exchange Ratio”). L-1 assumed Identix stock option plans and outstanding stock options and assumed all outstanding warrants to purchase Identix common stock, which were converted into the right to receive L-1 common stock based on the Exchange Ratio. Indentix’ fingerprinting services business has been integrated with the Enrollment Services operating segment included in the Services reportable segment. The remaining business is integrated in the Biometrics operating segment included in the Identity Solutions reportable segment.

Under the terms of the Identix merger, Identix stockholders received approximately 42.6 million shares of L-1 common stock. The transaction was valued at approximately $814.7 million, including the approximate fair value of $35.1 million of Identix warrants and stock options to purchase 3.0 million shares of common stock which were assumed by L-1 and direct acquisition costs of $7.7 million. The Identix warrants and options assumed by L-1 have been valued using the Black-Scholes valuation model. After the merger, L-1 shareholders owned approximately 41% of the combined company. The transaction has been accounted for as an acquisition of Identix by L-1, based on, among other considerations, the significant share holdings in the combined company by L-1 directors and management as a group, L-1’s right to select the majority of the board of directors of the combined company, L-1 management’s dominant position in senior management of the combined company and the L-1 payment of a premium over the quoted market value of the Identix stock based on the average closing price for the ten days prior to the merger announcement.

Identix sells and markets biometric solutions incorporating fingerprint, facial and skin biometrics and system components necessary for the biometric capture and knowledge discovery. Product offerings include Live Scan and mobile systems and services for biometric capture and identification, and systems, modules and software for biometric matching and verification. The Company and Identix merged primarily to take advantage of complementary strengths, to more effectively serve their markets and to provide greater long-term growth opportunities. The combined company will be better able to meet customers’ needs for end-to-end identity protection solutions and unlock the potential of both organizations’ strengths in biometrics, credentialing and imaging solutions. Using their combined technological assets, the merger enables the combined company to blend complementary assets and leverage them to provide end-to-end product, service and integration solutions; to support the growing market for multiple identity programs and to meet rigorous government mandates; to better serve the needs of customers by providing a comprehensive portfolio of products and service offerings; to utilize an extensive network and product suite and continue development and deployment of new and improved technologies and equipment; to take advantage of financial synergies; and, have the scale, size and flexibility to better compete in the marketplace.

The purchase price of Identix was as follows (in thousands):

Shares issued	$771,986
Stock options and warrants assumed	35,103
Direct acquisition costs	7,650
Total purchase price	$814,739

The purchase price of Identix was allocated to the fair values of assets and liabilities as follows (in thousands):

Cash acquired	$29,946
Current assets	19,724
Property and equipment	4,253
Deposits	801
Liabilities assumed	(33,035)
Intangible assets	130,800
In-process research and development	2,700
Goodwill	659,550
$814,739

None of the goodwill or the assigned value to the intangible assets is to deductible for income tax purposes.

Iridian Technologies, Inc.

On August 16, 2006, the Company acquired 100% of the common stock of Iridian Technologies, Inc., (“Iridian”) for $35.4 million in cash, of which $2.0 million was placed in escrow. The acquisition price includes $0.9 million of direct acquisition costs. In January 2007, the Company made a claim against the sellers for $2.0 million, which was recovered from the funds placed in escrow at closing. The Company acquired Iridian because of its extensive intellectual property portfolio related to iris recognition technology and for the potential of accelerating the acceptance of iris technology in the marketplace under new ownership and management. Iridian is integrated in the Biometrics operating segment included in the Identity Solutions reportable segment.

The purchase price of Iridian was as follows (in thousands):

Cash paid	$34,521
Direct acquisition costs	874
Total purchase price	$35,395

The purchase price of Iridian was allocated to the fair values of various assets and liabilities as follows (in thousands):

Current assets	$857
Liabilities assumed	(4,588)
Intangible assets	11,000
Goodwill	28,126
$35,395

None of the goodwill or the assigned value to the intangible assets is deductible for income tax purposes.

SecuriMetrics, Inc.

On February 17, 2006, the Company acquired 100% of the common stock of SecuriMetrics, Inc. (“SecuriMetrics”), the sole U.S. based manufacturer of iris recognition products, for $37.4 million in cash, including $2.0 million placed in escrow for 18 months. The acquisition price includes $0.8 million of direct acquisition costs. In addition, the Company was refunded $1.4 million of cash previously placed in escrow. $1.5 million of contingent consideration was paid to the sellers in 2006 as a result of SecuriMetrics meeting the performance thresholds. The payment was accounted for as additional cost of the acquisition.

The Company acquired SecuriMetrics to complement and expand its biometrics product and services offerings to include iris recognition. In addition, SecuriMetrics is the sole U.S. based manufacturer of iris recognition products and has strong relationships with various agencies of the U.S. government. SecuriMetrics is integrated in the Biometrics operating segment included in the Identity Solutions reportable segment.

The purchase price of SecuriMetrics was as follows (in thousands):

Cash paid	$36,580
Direct acquisition costs	842
Total purchase price	$37,422

The purchase price of SecuriMetrics was allocated to the fair values of various assets and liabilities as follows (in thousands):

Current assets	$4,325
Property and equipment	658
Liabilities assumed	(3,055)
Intangible assets	6,200
Goodwill	29,294
$37,422

None of the goodwill or the assigned value of the intangible assets is deductible for income tax purposes.

14. ASSET IMPAIRMENTS AND MERGER — RELATED EXPENSES

Asset impairments and merger-related charges for 2008 comprise the following:

	Total Charges	Cash Payments
Asset impairments	528,577	—
Separation costs	1,106	1,106
Total	$529,683	$1,106

The asset impairments consist of goodwill of $430.0 million and long-lived assets of $98.6 million, principally intangible assets recorded in connection with acquisitions, and relate to the Company’s biometrics businesses included in the Identity Solutions segment. The impairment charges result from the deteriorating economic conditions that manifested themselves in the fourth quarter of 2008, particularly as they impacted the biometrics businesses, as well as capital market conditions that adversely impacted valuation of businesses the Company acquired and the Company’s stock price and market capitalization.

Pursuant to SFAS No. 142, Goodwill and Intangible Assets, the Company is required to test goodwill for impairment whenever impairment indicators are present, or at least annually. The Company performed its annual impairment test as of October 31, 2008. The estimated fair value of the reporting units was determined primarily using the discounted cash flow method, although market transactions and multiples were considered when available and suitable. The aggregate enterprise values of all reporting units resulting from the valuations were then compared to the Company’s market capitalization at the valuation date. Pursuant to SFAS No. 142, the Company compared the carrying amounts of its reporting units to their estimated fair values, and determined that the carrying amounts (after adjusting for the impairment of long-lived assets described below) of certain reporting units within the Identity Solutions segment exceeded the respective estimated fair values and thus were indicated to be impaired. The Company calculated the impairment loss by deriving the implied fair value of the goodwill after allocating the estimated fair value of the impaired reporting units to tangible and intangible assets.

For reporting units with an estimated fair value that was less than the carrying amount, the Company considered whether long-lived assets were also impaired. As required by SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company compared the carrying amounts of the identified asset groups (including goodwill as required by SFAS No. 144) to the undiscounted cash flow of the asset groups. The impairment loss was calculated as the difference between the carrying amount of the long-lived assets and their estimated fair values, determined primarily based on the discounted cash flows.

The Company utilized a valuation advisor to assist in performing the impairment analyses and valuations. Estimates of fair values were primarily based on the discounted cash flows based on the Company’s latest plans and projections. The use of the discounted cash flow method requires significant judgments and assumptions of future events many of which are outside the control of the Company, including estimates of future growth rates, income tax rates, and discount rates, among others. In addition, the use of market transactions and multiples requires significant judgment as to whether observed data is comparable to the reporting units being evaluated and how much weight should to such data in the valuation.

In 2007, the Company recorded an intangible asset impairment of $5.0 million relating to certain acquired biometric product lines that were not performing as anticipated.

Asset impairments and merger related expenses for the year ended December 31, 2006 comprise the following (in thousands):

	Total Charges	Cash Payments
In-process research and development	$2,700	$—
Asset impairments	14,641	—
Separation costs	3,167	1,852
Change in control costs	1,403	349
Other stock-based compensation related to Identix merger	856	—
Total	$22,767	$2,201

Following the merger with Identix, the Company evaluated its long-lived assets in light of the strategy and plans of the combined company. In that connection, the Company recorded asset impairments which consisted of intangible assets of $10.5 million, system assets of $3.0 million related to a terminated contract with the State of Georgia and other charges of $1.1 million. Separation costs include cash charges for severance payments of $1.9 million and stock-based compensation charges of $1.3 million to certain of the Company’s former executives. Change in control costs represents stock-based compensation resulting from the acceleration of the vesting of stock options and restricted stock that were due to contractual obligations embedded in the option arrangements of certain executives of the Company of $1.1 million and cash payments of $0.3 million made to retiring members of the Company’s board of directors.